Exhibit 4.146

EXECUTION COPY

NGP BLUE MOUNTAIN I LLC

$98,500,000 4.14% Senior Secured Notes,
Due December 31, 2029

NOTE PURCHASE AGREEMENT

Dated as of September 2, 2010

TABLE OF CONTENTS

SECTION	PAGE

1.	AUTHORIZATION OF THE NOTE		1

2.	SALE AND PURCHASE OF NOTE(S		2

3.	CLOSING		2

4.	CONDITIONS TO CLOSING		3
	4.1	Authorization	3
	4.2	The Note	3
	4.3	Consents and Approvals	4
	4.4	UCC Searches	4
	4.5	Closing Date Certificate	4
	4.6	Evidence of Insurance	4
	4.7	Operative Documents	5
	4.8	Permits	5
	4.9	Other Conditions	5
	4.10	Opinions of Counsel	6
	4.11	Structuring Fee; DOE Fees; Closing Fees and Expenses	6
	4.12	Pension, Tax and Labor Matters	6
	4.13	Environmental Laws	7
	4.14	Funding of Trustee Accounts	7
	4.15	Representations and Warranties of Issuer	7
	4.16	No Adverse Developments	7
	4.17	Performance; No Default or Event of Default	8
	4.18	Purchase Permitted by Applicable Law, etc	8
	4.19	Changes in Organizational Structure	8
	4.20	Proceedings and Documents	8
	4.21	Financial Statements; Operating Budgets	8
	4.22	Executed Loan Documents	9
	4.23	Reports of Independent Engineer, Resource Analyst, Environmental Consultant and Water Rights Engineer	10
	4.24	Pro Forma Projections	11
	4.25	Private Placement Number	11
	4.26	Title Insurance.	12
	4.27	Partial Payoff of Intercompany Note.	12

	4.28	Substantial Completion and Commercial Operation Date	12
	4.29	Extensions of Leases	12
	4.30	DOE Guarantee	13
	4.31	Agreement of Nevada Geothermal Power, Inc.	13
	4.32	Amendment to the Cotenancy Agreement.	13
	4.33	Intellectual Property.	14
	4.34	Issuer and Lead Lender Certifications for DOE Guarantee.	14
	4.35	Other DOE Guarantee Requirements.	15
	4.36	PPA Credit Support	16

5.	REPRESENTATIONS AND WARRANTIES OF THE ISSUER		16
	5.1	Organization; Business and Qualification	16
	5.2	Power and Authorization	16
	5.3	Disclosure	18
	5.4	Organization and Ownership of Subsidiaries; Affiliates	18
	5.5	Financial Statements	19
	5.6	Compliance with Governmental Requirements	19
	5.7	Permits	20
	5.8	Litigation; No Default	20
	5.9	Taxes	20
	5.10	Title to Collateral; Liens	21
	5.11	Intellectual Property	22
	5.12	Compliance with ERISA	23
	5.13	Private Offering by the Issuer	24
	5.14	Use of Proceeds; Margin Regulations	24
	5.15	Existing Indebtedness; Future Liens	24
	5.16	Foreign Assets Control Regulations, etc	25
	5.17	Status under Certain Statutes	25
	5.18	Environmental Matters	26
	5.19	Anti-Terrorism Order	28
	5.20	Burdensome Restrictions; Other Contracts	28
	5.21	Certain Fees	28
	5.22	Project Documents	29
	5.23	Insurance	30
	5.24	Project	30
	5.25	Capital Calls	30
	5.26	Utility Service Available	30
	5.27	Project Operation	31
	5.28	Defaults; Events of Default	31
	5.29	Line of Business	31
	5.30	Pro Forma Projections; Operating Budget	31
	5.31	Securities	31

- ii -

	5.32	Solvency.	32
	5.33	Use of Section 1603 Grant Proceeds.	32
	5.34	Eligible Costs	32
	5.35	DOE Guarantee Requirements	32
	5.36	PPA Credit Support	33

6.	REPRESENTATIONS OF THE PURCHASER		33
	6.1	Purchase for Investment	33
	6.2	Source of Funds	33

7.	INFORMATION AS TO ISSUER		35
	7.1	Financial Statements and Other Reports	35
	7.2	Officer’s Certificate	40
	7.3	Inspection	41
	7.4	Notices by Governmental Authority	42
	7.5	Responsible Officers	42

8.	PAYMENT		42
	8.1	Required Payments	42
	8.2	Mandatory Prepayments	43
	8.3	Optional Prepayments	44
	8.4	Notice of Prepayment	44
	8.5	Partial Prepayments Pro Rata	44
	8.6	Maturity; Surrender, etc	45
	8.7	Purchase of the Note	45
	8.8	Make Whole Amount; Modified Make Whole Amount	45
	8.9	Fees	47

9.	AFFIRMATIVE COVENANTS		47
	9.1	Maintenance of Existence and Rights; Continuation of Business	47
	9.2	Compliance with Governmental Requirements	48
	9.3	Maintenance and Operation of the Project	48
	9.4	Insurance	48
	9.5	Payment of Taxes, Fees and Claims	48
	9.6	Pension Plans	49
	9.7	Enforcement of Rights	50
	9.8	Maintenance of Records	50
	9.9	Intellectual Property	50
	9.10	Use of Proceeds	50
	9.11	Property Rights	50
	9.12	Indemnification	51
	9.13	Environmental Matters	52

- iii -

	9.14	Archeological Finds	52
	9.15	Water Rights	53
	9.16	Letters of Credit	53
	9.17	DOE Requirements	53
	9.18	Priority Right to Capacity on Transmission Facilities	55

10.	NEGATIVE COVENANTS		55
	10.1	Business Activities	55
	10.2	Indebtedness	55
	10.3	Liens	56
	10.4	Investments	56
	10.5	Restricted Payments	56
	10.6	Consolidation; Merger	57
	10.7	Asset Dispositions	57
	10.8	Modification of Organic Documents	57
	10.9	Transactions with Affiliates	58
	10.10	Restrictive Agreements	58
	10.11	Management Fees; Expenses	58
	10.12	Accounting Changes	58
	10.13	Limitation on Sale and Leaseback Transactions	58
	10.14	ERISA	58
	10.15	Burdensome Agreements	59
	10.16	Borrower Revenues; Project Distributions	59
	10.17	Indebtedness of Others	59
	10.18	Material Contracts	59
	10.19	Regulation	59
	10.20	Use of Proceeds	59
	10.21	New Subsidiaries	60
	10.22	Other Projects	60
	10.23	Use of Transmission Facilities	60
	10.24	Adjustment of Average Annual Supply Amount	60
	10.25	Commingling	61
	10.26	Modification of Project Documents	61

11.	DEFAULT		62
	11.1	Default Remedies	62
	11.2	Specific Performance	62

12.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTE		62
	12.1	Registration of Note	62
	12.2	Transfer and Exchange of Note(s	62
	12.3	Replacement of the Note(s	63

- iv -

13.	PAYMENTS ON NOTE AND FEES		63
	13.1	Place of Payment	63
	13.2	Home Office Payment	64

14.	EXPENSES, ETC		64
	14.1	Transaction Expenses	64
	14.2	Issue Taxes	65
	14.3	Survival	65

15.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT		65

16.	AMENDMENT AND WAIVER		66
	16.1	Requirements	66
	16.2	Binding Effect, etc	66
	16.3	Note held by the Issuer, etc.	66

17.	NOTICES		66

18.	REPRODUCTION OF DOCUMENTS		68

19.	CONFIDENTIAL INFORMATION		68

20.	LIMITATION OF LIABILITY		70

21.	ADMINISTRATIVE AGENT		70
	21.1	Appointment of Administrative Agent	70
	21.2	Duties of Administrative Agent.	71
	21.3	Delegation of Duties	74
	21.4	Exculpatory Provisions	74
	21.5	Reliance by Administrative Agent	74
	21.6	Notice of Default	75
	21.7	Non-Reliance on Administrative Agent	75
	21.8	Administrative Agent in Its Individual Capacity	76
	21.9	Successor Administrative Agent	76

22.	Senior Creditor Approval Process		77
	22.1	Approval of Amendments by DOE.	77
	22.2	Consent of Senior Creditors.	77
	22.3	Other Consents.	78
	22.4	Limitation of Liability.	78
	22.5	Approval Process.	78

- v -

23.	MISCELLANEOUS		79
	23.1	Successors and Assigns	79
	23.2	Payments Due on Non-Business Days	79
	23.3	Severability	79
	23.4	Construction	79
	23.5	Counterparts	79
	23.6	Governing Law; Consent to Jurisdiction	80
	23.7	Waiver of Jury Trial	80

SCHEDULE A	--	Information Relating to Purchaser
SCHEDULE B	--	Defined Terms
SCHEDULE C	--	Department of Labor Wage Determination
SCHEDULE 5.1	--	Jurisdictions of Formation and Foreign Qualification
SCHEDULE 5.2	--	Consents and Waivers
SCHEDULE 5.4	--	Subsidiaries and Other Affiliates
SCHEDULE 5.5	--	Financial Statements
SCHEDULE 5.7	--	Applicable Permits
SCHEDULE 5.8	--	Litigation, Claims, Etc.
SCHEDULE 5.10	--	Financing Statements
SCHEDULE 5.14	--	Use of Proceeds
SCHEDULE 5.15	--	Existing Indebtedness, Liens and Capital Leases
SCHEDULE 5.18	--	Environmental Matters
SCHEDULE 5.20	--	Material Documents
SCHEDULE 5.22	--	Project Documents
SCHEDULE 5.34	--	Eligible Costs
SCHEDULE 9.4	--	Required Insurance
SCHEDULE 9.17(b)	--	Davis-Bacon Provisions
SCHEDULE 10.4	--	Permitted Investments

EXHIBIT 1	--	Form of Note
ATTACHMENT A	--	Amortization Schedule

EXHIBIT A	--	Form of Security Agreement
EXHIBIT B	--	Form of Pledge Agreement
EXHIBIT C	--	Form of Deed of Trust
EXHIBIT D	--	Form of DOE Guarantee
EXHIBIT E	--	Form of Closing Date Certificate
EXHIBIT F	--	Form of Consent
EXHIBIT G	--	Pro Forma Projections
EXHIBIT H	--	Opinions of Counsel
EXHIBIT I	--	Master Servicer Fee Schedule
EXHIBIT J	--	Letter Agreement from Nevada Geothermal Power, Inc.

- vi -

EXHIBIT K	--	Amendment to Cotenancy Agreement

- vii -

NGP BLUE MOUNTAIN I LLC
595 Double Eagle Court, Suite 2001-A
Reno, NV 89521

$98,500,000 4.14% SENIOR SECURED NOTE(S),
DUE DECEMBER 31, 2029

As of September 2, 2010

NGP BLUE MOUNTAIN I NOTEHOLDER TRUST (THE “PURCHASER”)

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.),
ACTING HEREUNDER NOT IN ITS INDIVIDUAL CAPACITY
BUT SOLELY AS ADMINISTRATIVE AGENT (THE “ADMINISTRATIVE AGENT”)

THE UNITED STATES DEPARTMENT OF ENERGY,
AS GUARANTOR OF THE NOTE(S) TO BE ISSUED HEREUNDER (“DOE”):

Ladies and Gentlemen:

NGP BLUE MOUNTAIN I LLC, a Delaware limited liability company (the “Issuer”), agrees with you as follows:

1. AUTHORIZATION OF THE NOTE.

The Issuer shall authorize the issue and sale of $98,500,000 aggregate principal amount of its 4.14% Senior Secured Notes, due December 31, 2029 (individually a “Note” and collectively the “Notes”) such term to include any such notes issued in substitution or exchange therefor pursuant to Section 12 of this Agreement). Each Note shall bear interest on the unpaid principal balance thereof, from the date of the Note or the most recent date to which interest thereon has been paid, until the same is due and payable, at 4.14% per annum (calculated on the basis of the number of days elapsed in a 360-day year consisting of twelve thirty-day months). Interest on each Note shall be payable quarterly on the last day of March, June, September and December in each year beginning on September 30, 2010. The Note shall mature and be payable in accordance with Section 8. During the continuance of an Event of Default, the aggregate outstanding amount of principal of the Note(s) and any other amounts then due and payable shall bear interest at the Default Rate. The Note shall be substantially in the form set out in Exhibit 1 hereto, with such changes therefrom, if any, as may be approved in accordance with Section 16.1 herein. Certain capitalized terms used in this Agreement are defined in Schedule B or, if not defined therein, are defined in the Security Agreement; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

The Note(s) are to be (i) secured in accordance with an indenture of trust and security agreement (as amended and/or supplemented from time to time in accordance with its terms and the terms hereof, the “Security Agreement”) to be entered into among the Issuer and Wilmington Trust Company, as trustee (the “Security Trustee”), a security agreement, pledge and assignment to be entered into between NGP Blue Mountain HoldCo LLC, a Delaware limited liability company (“HoldCo”), and the Security Trustee (as amended and/or supplemented from time to time in accordance with its terms and the terms hereof, the “Pledge Agreement”), a deed of trust, security agreement, assignment of leases and rents and fixture filing among the Issuer, First American Title Insurance Company, as trustee, and the Security Trustee, as beneficiary (as amended and/or supplemented from time to time in accordance with its terms and the terms hereof, the “Deed of Trust”) and (ii) partially guaranteed in accordance with a guarantee issued by DOE pursuant to Section 1705 of Title XVII of the Energy Policy Act of 2005, 22 U.S.C. 16511-16514, as amended (“Title XVII”), including by the American Recovery and Reinvestment Act of 2009, Pub. L. No. 111-5 (the “Recovery Act”) and the Energy and Water Development and Related Agencies Appropriations Act, 2010, Pub. L., No. 111-85 (as amended and/or supplemented from time to time in accordance with its terms and the terms hereof, the “DOE Guarantee”). Each of the Security Agreement, the Pledge Agreement, the Deed of Trust and the DOE Guarantee shall be, respectively, in the forms of Exhibits A, B, C and D to this Agreement. By entering into this Agreement, the Issuer acknowledges and agrees to be bound by the provisions of the Security Agreement and the Deed of Trust.

By your acceptance hereof, each of the Purchaser, the Administrative Agent and DOE acknowledges that the Security Trustee acts as trustee under, and has certain rights and obligations as trustee under, the Security Agreement, the Pledge Agreement and the Deed of Trust for the benefit of the Purchaser, the Certificate Holders, DOE, the Security Trustee, the Noteholder Trustee, the Administrative Agent and the Master Servicer.

2. SALE AND PURCHASE OF NOTE(S).

Subject to the terms and conditions of this Agreement, the Issuer shall issue and sell to the Purchaser and the Purchaser shall purchase from the Issuer, at the Closing provided for in Section 3, one or more Note(s) in the aggregate principal amount of $98,500,000 at the purchase price of 100% of the principal amount thereof.

3. CLOSING.

The sale and purchase of the Note to be purchased by the Purchaser shall occur at 9:00 a.m. Eastern Standard Time, at a closing (the “Closing”) on September 3, 2010 or on such other Business Day thereafter on or prior to September 15, 2010, as may be agreed upon by the Issuer, the Purchaser and DOE (the “Closing Date”). The Closing shall occur at the offices of Day Pitney LLP, One International Place, Boston, Massachusetts 02110 or at such other place as may be agreed upon by the Issuer, the Purchaser and DOE. At the Closing the Issuer shall deliver to the Purchaser the Note(s) to be purchased by the Purchaser at such Closing as set forth on Schedule A in the form of a single Note dated the date of such Closing and registered in the Purchaser’s name (or in the name of the Purchaser’s nominee), against delivery by the Purchaser to the Issuer or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds to the Security Trustee for disbursement in accordance with the Closing Date Flow of Funds Memo delivered under Section 4.16 of the Security Agreement. If at Closing the Issuer shall fail to tender such Note(s) to the Purchaser as provided above in this Section 3, or if any of the conditions specified for such Closing in Section 4 shall not have been fulfilled to the satisfaction of the Purchaser and DOE, or if the Closing does not occur by the deadline therefor set forth in this Section 3, the Purchaser and DOE shall, at their election, be relieved of all further obligations under this Agreement, without thereby waiving any rights the Purchaser or DOE may have by reason of such failure or such nonfulfillment.

4. CONDITIONS TO CLOSING.

The Purchaser’s obligation to purchase and pay for the Note(s) to be sold to the Purchaser at the Closing and DOE’s obligation to issue the DOE Guarantee are subject to the fulfillment to the satisfaction of the Purchaser and DOE, prior to or at the Closing, of the following conditions:

4.1 Authorization.

Each of the Purchaser and DOE shall have received from the Issuer a certificate, dated as of the Closing Date, of its Secretary or Assistant Secretary (or the Secretary or Assistant Secretary of its manager) as to:

(a) resolutions or other evidence of authority then in full force and effect authorizing the execution, delivery and performance of this Agreement, the Note(s) and each other Loan Document to be executed by it;

(b) a copy of the Certificate of Formation of the Issuer certified by the Delaware Secretary of State; and

(c) the incumbency and signatures of the officers or other Persons authorized to act on behalf of the Issuer with respect to this Agreement, the Note and each other Loan Document executed by it.

4.2 The Note.

The Purchaser shall have received the Note(s) to be purchased by the Purchaser at the Closing, dated as of the Closing Date, and duly executed and delivered by a Responsible Officer of the Issuer, in form and substance satisfactory to the Purchaser.

4.3 Consents and Approvals.

All required consents and approvals shall have been obtained and be in full force and effect with respect to the transactions contemplated hereby from (a) all relevant Governmental Authorities and (b) any other Person whose consent or approval is required in connection with the transactions contemplated hereby, except for those the receipt of which the Purchaser and DOE shall have waived in their sole discretion. Copies of all such consents and approvals shall have been provided to each of the Purchaser and DOE.

4.4 UCC Searches.

Each of the Purchaser and DOE shall have received certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11), or a similar search report certified by the appropriate filing office or another party acceptable to each of the Purchaser and DOE, dated a date reasonably near (but prior to) the Closing Date, listing all effective financing statements, tax liens and judgment liens which name the Issuer or HoldCo as the debtor and which are filed in the jurisdictions in which filings are to be made pursuant to this Agreement and the other Loan Documents, and in such other jurisdictions as each of the Purchaser and DOE may reasonably request, together with copies of such financing statements (none of which (other than (i) financing statements filed pursuant to the terms hereof and the Pledge Agreement in favor of the Security Trustee, if such Form UCC-11 or search report, as the case may be, is current enough to list such financing statements, (ii) Permitted Liens and (iii) Liens terminated or assigned to the Security Trustee at the Closing) shall cover any of the Collateral).

4.5 Closing Date Certificate.

Each of the Purchaser and DOE shall have received a Closing Date Certificate in substantially the form of Exhibit E attached hereto, duly executed by a Responsible Officer of the Issuer and dated as of the Closing Date, in which certificate the Issuer shall agree and acknowledge that the statements made therein shall in all Material respects be true and correct representations and warranties of the Issuer as of such date. All documents and agreements appended to the Closing Date Certificate shall be in form and substance satisfactory to each of the Purchaser and DOE.

4.6 Evidence of Insurance.

Each of the Purchaser and DOE shall have received evidence of the insurance coverage required to be maintained pursuant to Section 9.4 of this Agreement, together with a satisfactory certificate from Moore-McNeil, LLC, as Insurance Advisor to the Purchaser certifying as to the adequacy of the Issuer’s insurance, that such insurance policies are in full force and effect and not subject to cancellation without prior notice to each of the Purchaser, the Administrative

Agent and DOE, and as to the compliance of the same with the requirements of this Agreement and the other Loan Documents, together with copies of all Material insurance policies or binders.

4.7 Operative Documents.

Each of the Purchaser and DOE shall have received true, correct and complete copies of each Operative Document in effect on the Closing Date (to the extent not otherwise delivered hereunder), certified by a Responsible Officer of the Issuer, each of Purchaser and DOE shall have reviewed and approved (in their sole discretion) the terms, conditions, substance and structure thereof, and each such Operative Document shall be in form and substance satisfactory to each of the Purchaser and DOE (in their sole discretion).

4.8 Permits.

Each of the Purchaser and DOE shall have received certified copies of all Material Applicable Permits and shall have completed their review of all such Applicable Permits relating to the Issuer’s accomplishment of all items identified by the Independent Engineer that were required to have been accomplished on or before the Closing Date, and all such Applicable Permits and accomplished items shall be, where applicable, in full force and effect, shall be final and non-appealable, and shall not be the subject of any administrative or judicial proceedings.

4.9 Other Conditions.

The following conditions shall have been satisfied:

(a) there shall be no amendment, or any proposed amendment, to any permitting, licensing or other regulatory requirements that, in each of the Purchaser’s and DOE’s reasonable determination, is likely to have a Material Adverse Effect;

(b) there shall be no amendment, or any proposed amendment, to any Operative Document which is likely, in each of the Purchaser’s and DOE’s reasonable determination, to have a Material Adverse Effect;

(c) neither the Issuer nor any other Person shall be in default of its obligations under any Project Document as of the Closing Date;

(d) neither the Issuer nor any Affiliate of the Issuer shall be in default of its obligations under the TCW NPA as of the Closing Date; and

(e) the Issuer shall have taken all action necessary or desirable to implement the transactions contemplated in the Loan Documents on the Closing Date, including, without limitation, establishing all required Trustee Accounts, procuring all third party consents, agreements and approvals necessary or desirable to fund the Trustee Accounts in the manner required by the Security Agreement, and all such other actions necessary or desirable to ensure that the Issuer complies with the terms and conditions of the Security Agreement.

4.10 Opinions of Counsel.

Each of the Purchaser, DOE and the Security Trustee shall have received opinions, dated on the Closing Date, addressed to the Purchaser, the Administrative Agent, DOE and the Security Trustee and allowing reliance thereon by any holder of a Note, from counsel to the Issuer and HoldCo, Nevada counsel to the Issuer and HoldCo, counsel to the Security Trustee and counsel to DOE, as to the matters described in Exhibit H and as to other matters as each of the Purchaser and DOE may reasonably request.

4.11 Structuring Fee; DOE Fees; Closing Fees and Expenses.

Each of the Administrative Agent, DOE and the Master Servicer shall have received, as applicable, payment of: (i) a structuring fee due to the Administrative Agent equal to $985,000; (ii) the initial payment of the Administrative Fee due to the Administrative Agent; (iii) the initial payment of the Maintenance Fee due to DOE; (iv) any unpaid balance of the Facility Fee due to DOE; (v) all fees and expenses then due and payable to the Master Servicer; and (vi) all fees, costs and expenses then due and payable pursuant to Sections 14.1 and 14.2.

Neither the Facility Fee nor the Maintenance Fee, to the extent paid by the Issuer or paid by the Purchaser and reimbursed by the Issuer, shall be paid from the proceeds of the purchase of the Note(s).

4.12 Pension, Tax and Labor Matters.

Each of the Purchaser and DOE shall be reasonably satisfied as to all pension and labor matters and all tax matters with respect to the Issuer.

4.13 Environmental Laws.

Each of the Purchaser and DOE shall be reasonably satisfied as to all Environmental Law matters with respect to the Issuer, including the completion of the required environmental review of the Project Land under the National Environmental Policy Act.

4.14 Funding of Trustee Accounts.

Each of the Purchaser and DOE shall be satisfied that the Trustee Accounts shall be funded, to the extent required, from the proceeds of the sale of the Note and deposits by the Issuer as provided in the Security Agreement.

4.15 Representations and Warranties of Issuer.

The representations and warranties set forth in Section 5 and those set forth in the other Loan Documents and any closing certificates shall be true and correct in all respects both before and after giving effect to the consummation of the transactions contemplated by the Loan Documents on the Closing Date with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct only as of such earlier date).

4.16 No Adverse Developments.

(a) No labor controversy, litigation, arbitration or governmental investigation, proceeding or other Action shall be pending or, to the Knowledge of the Issuer, threatened against the Issuer, which, singly or in the aggregate, may reasonably be expected to have a Material Adverse Effect, which purports to affect the legality, validity or enforceability of this Agreement, the Note, any other Loan Document or the NGP Letter Agreement or seeks to restrain, enjoin or otherwise prevent the consummation of, or to recover damages or obtain relief as a result of, the transactions contemplated by this Agreement, the other Loan Documents or the NGP Letter Agreement;

(b) No development shall have occurred in any labor controversy, litigation, arbitration, governmental investigation, proceeding or other Action disclosed pursuant to Section 5.8 or Section 5.12 which, singly or in the aggregate, may reasonably be expected to have a Material Adverse Effect; and

(c) The Administrative Agent and DOE shall have received all such information and documentation as either shall have requested in respect of any pending or threatened Action (i) that relates to the Project or to any transactions contemplated by any of the Operative Documents or (ii) to which the Issuer, NGP or any other Major Project Participant is a party.

4.17 Performance; No Default or Event of Default.

The Issuer shall have performed and complied with all agreements and conditions contained in this Agreement and the other Loan Documents required to be performed by it prior to or at the applicable Closing and after giving effect to the issue and sale of the Note at the Closing and the application of the proceeds thereof as contemplated by Section 5.14, no Default or Event of Default shall have then occurred and be continuing.

4.18 Purchase Permitted by Applicable Law, etc.

On the Closing Date the Purchaser’s purchase of the Note and the Initial Certificate Holder’s purchase of the Trust Certificates shall (i) be permitted by the laws and regulations of each jurisdiction to which the Purchaser and the Initial Certificate Holder is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (iii) not subject Purchaser or the Initial Certificate Holder to any tax (other than income taxes on interest and other amounts received), penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by Purchaser or the Initial Certificate Holder, Purchaser or the Initial Certificate Holder shall have received an Officer’s Certificate certifying as to such matters of fact with respect to the Issuer and the Project as Purchaser may reasonably specify to enable Purchaser to determine whether such purchase is so permitted.

4.19 Changes in Organizational Structure.

The Issuer shall not have changed its jurisdiction of organization or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements delivered at the Closing.

4.20 Proceedings and Documents.

All limited liability company and other proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents and all documents and instruments incident to such transactions shall be satisfactory to each of the Purchaser and DOE and their special counsel as of the Closing Date.

4.21 Financial Statements; Operating Budgets.

Each of the Purchaser and DOE shall have received copies of the following, in form and substance satisfactory to each:

(a) audited consolidated financial statements for NGP for the 12-month period ending June 30, 2009 prepared in accordance with Canadian generally accepted accounting principles consistently applied, with a reconciliation to GAAP;

(b) quarterly unaudited financial statements for the Issuer for the quarter ending March 31, 2010, certified by a Responsible Officer of the Issuer, prepared in accordance with GAAP consistently applied and subject to year-end audit adjustments; and

(c) (i) an Operating Budget for the Project (including amounts budgeted for planned expansions, refurbishments and replacements) and the Issuer for 2010, including a forecast of the operating profit for the Project for the next five (5) years and (ii) evidence that such Operating Budget is reasonably satisfactory to the Independent Engineer.

4.22 Executed Loan Documents.

(a) Each of the Purchaser, the Administrative Agent and DOE shall have received counterparts of this Agreement duly executed by a Responsible Officer of the Issuer, in form and substance satisfactory to each.

(b) Each of the Purchaser, the Administrative Agent, DOE and/or the Security Trustee, as applicable, shall have received:

(i) counterparts of the Security Agreement, dated as of or prior to the Closing Date, duly executed by the Issuer and the Security Trustee;

(ii) the Pledge Agreement, dated as of or prior to the Closing Date, duly executed by HoldCo;

(iii) the Deed of Trust, dated as of or prior to the Closing Date, duly executed by the Issuer;

(iv) executed originals of the Consents (including, without limitation, Consent of the Power Purchaser) substantially in the forms set forth in Exhibit F (or in another form that is satisfactory to the Purchaser and DOE) for the Project, each of which Consents shall, where appropriate, direct irrevocably and unconditionally that during the term of the Obligations all Borrower Revenues payable under the applicable Project Document(s) shall be paid directly to the Trustee for deposit into the Revenue Account maintained under the Security Agreement;

(v) duly completed and executed Uniform Commercial Code financing statements (Form UCC-1) naming the Issuer as the debtor and the Security Trustee (for the benefit of the Secured Parties, as defined in the Security Agreement) as the secured party, to be filed under the UCC in all jurisdictions as may be necessary or, in the Purchaser’s and DOE’s reasonable opinion, desirable, subject to Permitted Liens, to perfect the first priority security interest of the Security Trustee (for the benefit of the Secured Parties) in the Collateral as to which perfection may be obtained by filing UCC-1 financing statements, pursuant to the Security Documents; and

(vi) executed transfer applications (in blank) with respect to each of the Leases to which the United States Bureau of Land Management is a party, together with powers of attorney (in blank) authorizing the filing of such transfer applications upon an Event of Default.

4.23 Reports of Independent Engineer, Resource Analyst, Environmental Consultant and Water Rights Engineer.

Each of the Purchaser and DOE shall have received reviews and analyses, in each case in form and substance satisfactory to each in their sole discretion, by:

(a) the Independent Engineer with respect to relevant technical aspects of the Project including, without limitation, (i) confirmation that the construction, design, engineering, maintenance and technical efficiency of the Project and the Transmission Facilities shall allow the Project to meet all contractual requirements; (ii) confirmation that the actual and projected performance criteria are appropriate to provide reasonable assurance of the long-term performance and operational viability of the Project consistent with the Pro Forma Projections; (iii) review of the financial projections for the Project, with respect to reasonable and detailed assumptions therein, including confirmation of estimated operations and maintenance costs, capital expenditures, and availability and other similar assumptions utilized in Purchaser’s financial analysis of the Project; (iv) confirmation of environmental permitting and other regulatory compliance; (v) verification that the Project and the Transmission Facilities have adequate easement, lease, right-of-way and other real estate rights and water rights; and (vi) review and analysis of projected operation and maintenance costs, maintenance plans and schedules, terms of Project Documents, Applicable Permits, and ability to comply with Applicable Permit conditions;

(b) the Resource Analyst with respect to relevant aspects of the geothermal resource under the Project Land, including, without limitation, confirmation that the Project, considering only the connected producing wells and injection wells as of the Closing Date, has a generating capacity that is adequate (i) to provide the Supply Amount (as defined in the Power Purchase Agreement) under the Power Purchase Agreement and (ii) to achieve the projected performance set forth in the Pro Forma Projections;

(c) the Environmental Consultant, in the form of an updated report based on the Phase I Environmental Site Assessment, updated as of May 29, 2008, or other report acceptable to Purchaser and DOE in their sole discretion, as to the environmental condition of the Project Land; and

(d) the Water Rights Engineer as to a review of the water rights and injection permits associated with the Project in conjunction with the leases, fee deeds, survey and state engineer files and hydrological maps for the Project Land and a confirmation that the Issuer has the necessary water and injection rights, that the priority of such rights over others is sufficient for operation of the Project in accordance with the Pro Forma Projections, that the point of diversion is in a location to which the Issuer has adequate surface water rights, and that the manner of use for each permit is appropriate for the Project.

4.24 Pro Forma Projections.

Each of the Purchaser and DOE shall have received Pro Forma Projections for the Project for a period extending for twenty (20) years from the Closing Date, which shall incorporate the results of the Purchaser’s and DOE’s due diligence, showing annual operating cash flow available for debt service sufficient (in their sole discretion) to support the repayment of the Note based upon assumptions that are satisfactory to each of the Purchaser and DOE in their sole discretion. Such Pro Forma Projections shall also demonstrate that 100% of the Issuer’s revenues related to the Project shall be derived under the Project Documents. The Pro Forma Projections shall provide a Debt Service Coverage Ratio of at least 1.45:1 for each quarter and 1.55:1 over the term of the Note.

4.25 Private Placement Number.

A Private Placement Number issued by S&P’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for each series of the Trust Certificates.

4.26 Title Insurance.

Each of the Purchaser and DOE shall have received a title insurance policy for the Project, satisfactory to each of the Purchaser and DOE in form and scope in their sole discretion.

4.27 Partial Payoff of Intercompany Note.

Each of the Purchaser and DOE shall have received satisfactory evidence that, on the Closing Date, (i) the outstanding principal amount of the Intercompany Note shall be partially repaid with proceeds of the Purchaser’s purchase of the Note(s) and any remaining balance shall be cancelled, (ii) proceeds of the Issuer’s repayment of the Intercompany Note shall exclusively be used by HoldCo to partially repay the TCW Note in an amount equal to the amount repaid under clause (i), (iii) all Liens on any assets of the Issuer or interests in the Issuer directly or indirectly securing payment of the Intercompany Note and/or the TCW Note shall be released, (iv) any remaining balance of the Intercompany Note shall have been converted to an equity interest in the Issuer held by HoldCo (subject to the Security Trustee’s lien under the Pledge Agreement), (v) all agreements and obligations of the Issuer relating to the Intercompany Note and/or the TCW Note shall be terminated, and (vi) all agreements and obligations of HoldCo with respect to the TCW Note are acceptable to each of the Purchaser and DOE in their sole discretion, including permissibility of the issuance of the Note. In addition, Purchaser shall have received termination agreements, Uniform Commercial Code Form UCC-3 termination statements and/or releases, a deed of trust release and/or other agreements and instruments as may be suitable or appropriate to effect or evidence the foregoing, each of which shall be acceptable to each of Purchaser and DOE in their sole discretion.

4.28 Substantial Completion and Commercial Operation Date.

The Issuer shall have certified, with evidence satisfactory to each of the Purchaser and DOE in their sole discretion, (i) that EPC Substantial Completion has occurred under the EPC Contract and (ii) that the PPA Commercial Operation Date has occurred under the Power Purchase Agreement.

4.29 Extensions of Leases.

Each of the Purchaser and DOE shall be satisfied in their sole discretion that the Issuer is not in default under any Lease or Easement and that the term of each Lease and Easement has been extended or is extendable on terms reasonably satisfactory to each of them until at least the maturity date of the Notes, subject to U.S. Bureau of Land Management regulations restricting such extensions with respect to the Leases and Easements to which the U.S. Bureau of Land Management is a party.

4.30 DOE Guarantee.

DOE shall have provided the DOE Guarantee in the form of Exhibit D in respect of the Guaranteed Amount.

4.31 Agreement of Nevada Geothermal Power, Inc.

NGP shall have entered into a letter agreement with the Purchaser, DOE and the Security Trustee dated as of the Closing Date, in the form attached hereto as Exhibit J, that provides that (i) any project to be developed by NGP or any Affiliate thereof shall not have a Material Adverse Effect on the geothermal resource, water rights or transmission access available to the Project and the Issuer or on the performance of the Issuer or the Project compared to the performance projected in the Pro Forma Projections delivered on the Closing Date, as determined by the Resource Analyst and the Independent Engineer, (ii) NGP shall not (x) permit the Issuer to dispose of any “specified energy property” (as such term is defined in subsection (d) of Section 1603) that is subject to any cash grants received by Issuer under Section 1603 at any time when NGP is a direct, indirect or beneficial owner of the Issuer, (y) transfer or issue, or permit any Affiliate, including the Issuer, to transfer or issue, at any time when NGP is a direct, indirect or beneficial owner of the Issuer, any direct or indirect equity interest in the Issuer to any entity listed in subsection (g) of Section 1603 as ineligible to receive a grant thereunder or (z) permit the Issuer to make any material misstatements or misrepresentations in any application for any cash grants under Section 1603, in each case to the extent such action would result in the Issuer having any liability to repay any cash grants received by the Issuer under Section 1603, (iii) NGP shall indemnify the (x) Senior Creditors for any losses incurred by the Senior Creditors as a result of such Material Adverse Effect and (y) the Issuer for any repayment liability under Section 1603 resulting from a breach of clause (ii), and (iv) the restrictions described in clauses (i) and (ii) shall be enforceable by means of injunctive relief (the “NGP Letter Agreement”).

4.32 Amendment to the Cotenancy Agreement.

The Cotenancy Agreement (as defined in the Security Agreement) shall have been amended in the form attached as Exhibit K such that (i) no party thereunder shall construct or expand any additional generating project that uses any of the Shared Premises, Shared Premises Easements, Shared Premises Improvements or Shared Facilities (each as defined in the Cotenancy Agreement) without the prior written consent of the Senior Creditors, the Resource Analyst and the Independent Engineer, which consents shall not be unreasonably withheld or delayed, so long as the Senior Creditors, the Resource Analyst and the Independent Engineer determine in their reasonable discretion that such construction shall not have a Material Adverse Effect on the geothermal resource, water rights or transmission access available to the Issuer and the Project or the performance of the Issuer or the Project compared to the performance projected in the Pro Forma Projections delivered on the Closing Date, and (ii) any assignee or transferee of any party’s rights under the Cotenancy Agreement shall agree to assume all of the obligations of the transferring party under the Cotenancy Agreement and the Acknowledgment and Agreement (Assignment, Cotenancy, and Shared Facilities Agreement) dated as of the dated hereof among the Issuer, Nevada Geothermal Operating Company LLC, NGP Blue Mountain II LLC, NGP Blue Mountain III LLC, NGP Blue Mountain IV LLC and the Security Trustee.

4.33 Intellectual Property.

The Issuer shall have provided to each of the Purchaser and DOE evidence that the Issuer has all the necessary intellectual property rights for the construction and operation of the Project throughout the term of the Note(s).

4.34 Issuer and Lead Lender Certifications for DOE Guarantee.

(a) The Purchaser and DOE shall have received from the Issuer certification, satisfactory to the Purchaser and DOE in their sole discretion, that the Issuer has taken all actions necessary to comply with:

(i) its reporting obligations under Section 9.17(a) with respect to the Recovery Act;

(ii) the requirements under Section 9.17(b) and Schedule 9.17(b) with respect to the Davis-Bacon Act (solely with respect to work performed from and after the Closing Date); and

(iii) the lobbying and debarment certifications required under the DOE Solicitation.

(b) DOE shall have received from the Lead Lender certification, satisfactory to DOE in its sole discretion, that:

(i) the Lead Lender has performed, in accordance with its own standard internal policies and procedures when acting as a sole or lead lender in comparable types of transactions which are not guaranteed, due diligence related to the Project in a manner consistent with the scope and depth of diligence such Lead Lender would customarily perform;

(ii) the Lead Lender has performed a loan underwriting and credit analysis, review and approval for the transaction in a manner consistent with the Lead Lender’s customary practice; and

(iii) the Lead Lender complies with the lobbying and debarment certifications required under the DOE Solicitation.

4.35 Other DOE Guarantee Requirements.

(a) Commencement of Construction shall have occurred on or before the Closing Date (which must occur on or prior to September 30, 2011) (such date, the “Commencement of Construction Date”) and the Purchaser and DOE shall have received from the Issuer a certification, satisfactory to the Purchaser and DOE in their sole discretion, that Commencement of Construction has occurred on or before the Commencement of Construction Date. If requested by DOE, the Independent Engineer shall provide confirmation to DOE that Commencement of Construction has occurred on or before the Commencement of Construction Date. “Commencement of Construction” shall mean that (i) the Issuer has completed all pre-construction engineering and design, has received all necessary licenses, permits and local and national environmental clearances, has engaged all contractors and ordered all essential equipment and supplies as, in each case, can reasonably be considered necessary so that physical construction of the Project may begin and proceed to completion without foreseeable interruption of material duration and (ii) such physical construction (including, at a minimum, excavation for foundations or the installation or erection of improvements constituting a part of the Project) at the primary site of the Project has begun.

(b) The Office of Management and Budget (“OMB”) shall have reviewed and approved DOE’s calculation of the Credit Subsidy Cost of the DOE Guarantee as of the Closing Date, including without limitation, review of the final credit rating.

(c) DOE shall have received a fully executed letter agreement between the Issuer and the Master Servicer providing for the Issuer to pay the fees and expenses of the Master Servicer, which letter agreement shall be acceptable to DOE and the Purchaser in their sole discretion (the “Master Servicer Letter”).

(d) DOE shall have received from the Lead Lender a letter confirming the Lead Lender’s investment intent with respect to the Trust Certificates.

(e) DOE shall have an appropriation available to it for the cost of the full amount of the Credit Subsidy Cost associated with the Note(s).

4.36 PPA Credit Support.

The Issuer shall have provided the necessary amount of credit support required under Section 18.2 of the Power Purchase Agreement either by posting cash collateral, cash collateralizing one or more letters of credit, or otherwise in accordance with the Power Purchase Agreement in the amount of $3,800,000 (the “PPA Credit Support”). To the extent that a letter of credit under which the Issuer is the account party is used to provide the PPA Credit Support, the Issuer’s obligations under such letter of credit shall be secured by the proceeds of the sale of the Note(s). The Issuer shall have provided to the Power Purchaser or the Person issuing such letter of credit an irrevocable payment direction directing either the Power Purchaser or such bank to pay such PPA Credit Support or cash collateral to the Security Trustee for deposit into the Revenue Account under the Security Agreement upon its release.

4.37 Contributions to Purchaser.

The Initial Certificate Holder shall have made the contributions to the Purchaser provided for in Section 2.5 of the Trust Agreement.

4.38 Other Conditions.

The Issuer shall have provided such other documents, certifications or consents relating to the Project or the matters contemplated by the Loan Documents as DOE or the Purchaser may reasonably request.

5. REPRESENTATIONS AND WARRANTIES OF THE ISSUER.

The Issuer represents and warrants to the Purchaser and DOE that:

5.1 Organization; Business and Qualification.

The Issuer is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware and is duly qualified as a limited liability company in good standing under each other jurisdiction in which (i) the Issuer owns its properties or (ii) the conduct of its business requires such qualification, other than those jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each jurisdiction in which the Issuer is organized and in which it is required to be qualified and in good standing is set forth in Schedule 5.1.

5.2 Power and Authorization.

(a) The Issuer has the limited liability company power and authority, as applicable, to own, license or lease the properties and assets it purports to own, license or lease and to conduct its business as now conducted and as presently proposed to be conducted and, in the case of the Issuer, to incur the Indebtedness evidenced by the Note. The execution, delivery and performance by the Issuer of this Agreement and the execution, delivery and performance by the Issuer and the Project Operator of each of the other Operative Documents to which it is or shall become a party (i) have been or shall be, as the case may be, duly authorized and constitute or shall constitute, as the case may be, valid obligations of the Issuer or the Project Operator legally binding upon it and enforceable in accordance with their respective terms, except as enforcement may be limited by Debtor Relief Laws or by equitable principles relating to or limiting creditors’ rights generally, and (ii) do not require any approval of the Issuer or the Project Operator which has not been obtained or the approval of any trustee or holders of any obligation or Indebtedness of the Issuer or the Project Operator which has not been obtained and do not, and shall not, contravene any Governmental Requirement, the Issuer’s or the Project Operator’s certificate of formation, any operating agreement of the Issuer or the Project Operator or any other limited liability company document or constitute a default under any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease or any other agreement or instrument to which the Issuer or the Project Operator is a party or by which the Issuer or the Project Operator or any of the Issuer’s or the Project Operator’s properties may be bound or affected, or result in the creation of any Lien (other than Permitted Liens) upon any property of the Issuer or the Project Operator. Except as contemplated under the Loan Documents, no consent of any other Person and no consent, permit, license, approval or authorization of, or giving notice to, filing, registration or declaration with, any Governmental Authority is required in connection with the Issuer’s or the Project Operator’s execution, delivery or performance of, or the validity or enforceability of, this Agreement or the other Operative Documents to which it is a party except those consents which have been obtained or are not yet required.

(b) All consents and waivers required for the consummation of the transactions contemplated under the Loan Documents and the NGP Letter Agreement (including, without limitation, consents and waivers necessary or desirable in connection with the grant and perfection of the Liens granted under the Security Documents) and the Security Trustee’s ability, where applicable, to exercise and enforce its rights and remedies (on behalf of Purchaser) under the Loan Documents and the NGP Letter Agreement, except with respect to certain permits and regulatory approvals where the exercise of such rights and remedies may require additional regulatory action, as specified on Schedule 5.2, have been obtained and are in full force and effect as of the Closing Date.

5.3 Disclosure.

As of the Closing Date, no representation or warranty of the Issuer or the Project Operator contained in this Agreement, the other Loan Documents, or any other Material document, certificate or written statement furnished to Purchaser, Purchaser’s counsel, the Administrative Agent, DOE or the Independent Engineer by or on behalf of the Issuer for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a Material fact or omits to state a Material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made at the time such statements were made; provided, however, that with respect to the Pro Forma Projections, the Issuer represents and warrants that such Pro Forma Projections include its good faith projections of the results of operations of the Project and the Issuer, but makes no representation or warranty as to the accuracy of such projections. There is no Material fact known to the Issuer that has had or is likely to have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to Purchaser, the Administrative Agent, DOE or the Independent Engineer for use in connection with the transactions contemplated hereby or to any other engineer or appraiser reasonably necessary for such person to render an accurate certificate or appraisal, as the case may be, and, except as disclosed herein and therein, since March 31, 2010, there has been no change in the financial condition, operations, business or properties of the Issuer except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, Purchaser, the Administrative Agent and DOE have been provided copies of every document, instrument and agreement pursuant to which the Issuer is required to make any Material payment.

5.4 Organization and Ownership of Subsidiaries; Affiliates.

(a) Schedule 5.4 contains complete and correct lists of the Affiliates of the Issuer, other than (i) Persons that are Affiliates of the Issuer solely because of their common ownership by the members of HoldCo and (ii) public shareholders holding five percent (5%) or less of the interests in NGP.

(b) Before and after giving effect to the transactions on the Closing Date, all of the outstanding membership interests of the Issuer have been validly issued, are fully paid and nonassessable and are owned by HoldCo free and clear of any Lien other than the Lien held by TCW Agent, which Lien shall be released at the Closing, and the Lien of the Security Trustee under the Pledge Agreement.

(c) The Issuer has no Subsidiaries.

5.5 Financial Statements.

(a) The Issuer has delivered to each of the Purchaser, the Administrative Agent and DOE copies of the financial statements listed on Schedule 5.5 (the “Financial Statements”). All publicly reported financial statements (including the publicly reported schedules and notes) furnished to each of the Purchaser, the Administrative Agent and DOE by the Issuer have been prepared in accordance with Canadian generally accepted accounting principles consistently applied, with a reconciliation to GAAP consistently applied throughout the periods involved (except as disclosed therein) and present fairly the financial condition of the Persons covered thereby as of the dates thereof and the results of their operations for the periods then ended, subject, in the case of unaudited financial statements, to year-end adjustments and the absence of footnotes. Except as set forth on Schedule 5.5, there has been no Material Adverse Effect since June 30, 2009.

(b) For the avoidance of doubt, none of the projections or other forward looking financial statements and reports, including the base case Pro Forma Projections, have been prepared in accordance with either GAAP or Canadian generally accepted accounting principles.

5.6 Compliance with Governmental Requirements.

(a) The Issuer has not (i) violated any Governmental Requirements and no such violation has been alleged pursuant to written notification; (ii) failed to file in a timely manner all reports, documents and other materials required to be filed by it with any Governmental Authority (and the information contained in each of such filings is true, correct and complete in all Material respects); or (iii) failed to retain all records and documents required to be retained by it pursuant to any Governmental Requirement; in each case other than such violation, alleged violation or failure to file or retain which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The operation of the Project in accordance with the Project Documents shall not violate nor contravene any Governmental Requirements in any Material respect. The Project (i) is not in violation of any Governmental Requirements and no such violation has been alleged pursuant to written notification; (ii) has not failed to file in a timely manner all reports, documents and other materials required to be filed by it with any Governmental Authority, which violation or failure to file could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (and the information contained in each of such filings is true, correct and complete in all Material respects); or (iii) has not failed to retain all records and documents required to be retained by it pursuant to any Governmental Requirement, the failure of which to retain could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.7 Permits.

Schedule 5.7 lists all Applicable Permits. Part A of Schedule 5.7 includes all Applicable Permits that have been duly obtained as of the Closing Date and each of such Applicable Permits is in full force and effect, is final, and, based on current regulations, is not subject to appeal or judicial, governmental or other review. The Applicable Permits listed in Part B of Schedule 5.7 have not been obtained as of the Closing Date. The Issuer has no reason to believe that each of the Applicable Permits listed in Part B of Schedule 5.7 shall not be obtained in the normal course of business and without any conditions or limitations that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5.8 Litigation; No Default.

(a) Except as set forth on Schedule 5.8, there is no pending Action (other than any pending, non-public investigation by a Governmental Authority) or, to the Knowledge of the Issuer, threatened Action or pending investigation by a Governmental Authority that relates to the Project or to any transaction contemplated by any of the Operative Documents or to which the Issuer or NGP is a party. No pending or threatened Action set forth on Schedule 5.8 and, to the Knowledge of the Issuer, no pending or threatened Action against any other Major Project Participant, either singly or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect; and

(b) The Issuer is not in default in any Material respect under any agreement (including, without limitation, any Operative Document), bond, note, indenture, mortgage, loan agreement, order or judgment or any Material ordinance, resolution or decree to which it is a party or by which it is bound, or any other agreement or other instrument by which it or any of the properties or assets owned by it or used in the conduct of its business is affected.

5.9 Taxes.

The Issuer has filed all United States federal and state tax returns and reports and all other tax returns and reports with each appropriate Governmental Authority in all jurisdictions in which such returns and reports are required to be filed, and such returns and reports accurately reflect in all Material respects the taxes, assessments and charges of the Issuer payable by the Issuer for the periods covered thereby. The Issuer has paid all taxes, assessments and other charges which have become due to any Governmental Authority having jurisdiction over the Issuer or any of its properties and no tax Liens (other than tax Liens constituting Permitted Liens) have been filed and no claims are being asserted against the Issuer or any properties of the Issuer. None of the federal or state income tax returns of the Issuer are under audit. The Issuer has no Knowledge of any unpaid taxes, assessments or charges which may be due and payable against it or any of its properties, or any basis for any other tax or assessment, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Issuer in respect of federal, state or other taxes for all fiscal periods are adequate in all Material respects.

5.10 Title to Collateral; Liens.

(a) Subject to Permitted Liens, the Issuer is the sole owner of each item of the Collateral it purports to own, including without limitation the Collateral reflected in its most recent Financial Statements (subject to dispositions thereof since the date of such Financial Statements that are not Material), having good and valid title thereto, free and clear of any and all Liens other than (i) those created by the Security Documents and (ii) Permitted Liens.

(b) The Security Documents and all actions required to be taken (including the filing of the Financing Statements in the offices and locations listed in Schedule 5.10) thereby create, constitute and perfect or upon filing and registration in all applicable jurisdictions shall create, constitute and perfect a valid security interest in the Collateral in favor of the Security Trustee (for the benefit of Purchaser), enforceable against third parties, senior in right to all other creditors and subject to no prior Liens (other than Permitted Liens) and secure the payment of the Obligations. All action necessary to perfect such Liens and security interests in each item of the Collateral has been duly taken or shall be taken in accordance with the Loan Documents prior to the purchase of the Note contemplated hereby. Such Liens and security interests are or shall be, upon the taking of all such actions, entitled to all of the rights, priorities and benefits afforded by the UCC or other relevant law as enacted in any relevant jurisdiction to constitute perfected security interests. No further action shall be required to maintain and preserve such Lien and security interests other than the filing of continuation statements required by the UCC, and the taking of all actions required to be taken under the Loan Documents.

(c) The Issuer owns (x) good and marketable title or (y) valid easements in and to or license rights or leasehold estates in and to the Project Land and the

Water Rights sufficient to own, operate and maintain the Project, free and clear of all Liens other than Permitted Liens and the Liens created by the Security Documents; and no filing or recording with any Governmental Authority or agency is necessary on the date hereof to establish, protect and perfect such title or any other right, title or interest of (i) the Issuer, as against any other Person, or (ii) the Security Trustee, as against the Issuer or any other Person, in any jurisdiction, under the Operative Documents, all of which filings and recordations have been made. As of the Closing Date, no Person shall hold or have any right to acquire an interest (other than a Permitted Lien) in the Project Land or in the Water Rights which may encumber the Project or any portion thereof or which would have a Material Adverse Effect. The Project is located entirely on the Project Land and neither the Project nor any portion thereof encroaches upon any interest in property to which the Issuer does not have rights sufficient to permit the encroachment.

(d) No conflict appears to exist in the chain of title for the Water Rights and the Nevada State Engineer would have no reason to refer the reports of conveyance for the transactions contemplated by the Loan Documents to a court of competent jurisdiction pursuant to NRS 533.386.

5.11 Intellectual Property.

Except in instances where there could not reasonably be expected to be a Material Adverse Effect:

(a) the Issuer or the Project Operator owns or possesses all licenses, permits (other than the Applicable Permits, which are addressed in Section 5.7), franchises, authorizations, Intellectual Property, or other rights and technology or rights thereto, that individually or in the aggregate are Material to operate the Project and its business as now conducted and as presently proposed to be conducted, without any known conflict with the rights of others;

(b) no product of the Issuer or the Project Operator (including, without limitation, the Project) infringes in any Material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person;

(c) there is no Material violation by any Person of any right of the Issuer or the Project Operator with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Issuer or the Project Operator; and

(d) there is no restriction on the Issuer’s ability to grant a security interest in its Intellectual Property to the Trustee that would materially impair the ability of the Trustee or its successor, assignee or designee to own and operate the Collateral upon an exercise of the Trustee’s rights and remedies under the Loan Documents after an Event of Default.

5.12 Compliance with ERISA.

(a) Neither the Issuer nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Issuer or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Issuer or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b) Neither the Issuer nor any ERISA Affiliate has incurred withdrawal liabilities (or is subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of any Multiemployer Plans that individually or in the aggregate are Material.

(c) The expected postretirement benefit obligations (determined as of the last day of the Issuer’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Issuer are not Material.

(d) The execution and delivery of this Agreement and the other Loan Documents and the issuance and sale of the Notes hereunder shall not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Issuer in the first sentence of this Section 5.12(d) is made in reliance upon and subject to the accuracy of the Purchaser’s representation in Section 6.2 of this Agreement and the Initial Certificate Holder’s representation in Section 10.2 of the Trust Agreement as to the sources of the funds to be used to pay the purchase price of the Note to be purchased by the Purchaser and to be used by the Initial Certificate Holder to purchase the Trust Certificates.

5.13 Private Offering by the Issuer.

Neither the Issuer nor anyone acting on its behalf has offered the Note, the Trust Certificates or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Initial Certificate Holder, which has been offered the Note and the Trust Certificates at a private sale for investment. Neither the Issuer nor anyone acting on its behalf has taken, or shall take, any action that would subject the issuance or sale of the Notes or the Trust Certificates to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

5.14 Use of Proceeds; Margin Regulations.

The Issuer shall apply the proceeds of the sale of the Note as set forth in Schedule 5.14. None of the transactions contemplated in this Agreement (including the use of the proceeds from the sale of the Note) shall result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any related regulations, including Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. No part of the proceeds from the sale of the Note hereunder shall be used, directly or indirectly, for the purpose of buying or carrying, any margin security within the meaning of said Regulations T, U and X, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any such “margin security” or for any other purpose which might cause the Note to be considered “purpose credit(s)” within the meaning of said Regulations T, U and X. Such “margin securities” do not constitute more than 1% of the value of the consolidated assets of the Issuer nor does the Issuer have any present intention that such “margin securities” shall constitute more than 1% of the value of such assets.

5.15 Existing Indebtedness; Future Liens.

(a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Issuer as of the Closing Date, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Issuer. As of the Closing Date, before giving effect to the transactions contemplated by this Agreement, Part A of Schedule 5.15 sets forth all of the secured indebtedness of the Issuer, and Part B of Schedule 5.15 sets forth all other indebtedness of the Issuer. None of the Indebtedness listed in Part B of Schedule 5.15 is secured by a Lien. The Issuer is not in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Issuer and no event or condition exists with respect to any Indebtedness of the Issuer that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Except as disclosed in Schedule 5.15, the Issuer has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien other than a Permitted Lien.

(c) Without limiting the generality of the foregoing, except as set forth in Part C of Schedule 5.15, no executed consent to collateral assignment or notice of lien was sent to any Person with respect to any Project Document in connection with any outstanding Indebtedness.

5.16 Foreign Assets Control Regulations, etc.

(a) Assuming that neither of the Purchaser nor the Initial Certificate Holder is a proscripted Person thereunder, neither the sale of the Note by the Issuer hereunder nor the sale of the Trust Certificates by the Trust nor the Issuer’s use of the proceeds thereof shall violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) No part of the proceeds from the sale of the Note hereunder shall be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Issuer.

5.17 Status under Certain Statutes.

(a) The Issuer is not an “investment company” or a company “controlled” by an investment company, within the meaning of the Investment Company Act of 1940, as amended. The Issuer shall not be (i) subject to, or not exempt from, regulation as an “electric utility company,” a “public utility company,” a “holding company,” a “subsidiary company” of a holding company or an “associate company” of a holding company under PUHCA; or (ii) subject to rate, financial, organizational or other regulation as a “public service company,” an “electric company,” or similar entity under Nevada law, of (A) the ownership, operation or maintenance of, the Project or (B) the Issuer’s execution, delivery or performance of any of the Operative Documents or their exercise of any of their rights thereunder.

(b) Neither the Purchaser nor the Certificate Holders nor DOE nor the Security Trustee shall, solely by reason of (i) the purchase of the Note and the Trust Certificates and (ii) the transactions contemplated by the Loan Documents, the NGP Letter Agreement and the Trust Agreement, be deemed by any Governmental Authority having jurisdiction to be or otherwise become (i) an “electric utility company,” a “public utility company,” a “holding company,” a “subsidiary company” of a holding company or an “associate company” of a holding company under PUHCA, or (ii) subject to rate, financial or organizational regulation as a “public service company,” an “electric company,” or similar entity under Nevada law.

(c) Except for any consent, approval, notice, filing, registration or taking of any action required to be obtained by any holder as a condition to performing its own obligations hereunder, no consent or approval of, giving notice to, filing or registration with, or taking of any action in respect of or by, any federal, state or local governmental authority or agency or any other Person was, is or as of the Closing Date shall be, required with respect to the offer, issue, sale or delivery of the Note and the Trust Certificates or the borrowing or securing of the loans contemplated by this Agreement except as have been, or shall have been on the Closing Date, duly obtained, given or accomplished and which shall on the Closing Date be final and not subject to appeal or further review and copies of which shall have been delivered to the Purchaser, the Administrative Agent and DOE prior to the Closing Date.

(d) The Project qualifies as a Renewable Energy System, and the Issuer qualifies as a renewable energy producer or similar status under the Renewable Energy Act or any regulation promulgated thereunder.

5.18 Environmental Matters.

(a) All representations and warranties (except, with respect only to representations, in instances where there would be no Material Adverse Effect) made by the Issuer or the Project Operator in the Operative Documents with respect to Environmental Claims, compliance with Environmental Laws and any other matter generally relating to any actual or potential liability of, or the production, handling and disposal by, any Person with respect to Hazardous Materials, are true and correct as of the Closing Date.

(b)	(i) All facilities and property owned, operated or leased by the Issuer or the Project Operator have been, and continue to be, owned, operated or leased by the Issuer or the Project Operator in compliance with all Environmental Laws, except for such violations that, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(ii) there are no pending and there have been no past, and/or threatened (y) claims, complaints, notices or requests for information received by the Issuer or the Project Operator with respect to any alleged violation of any Environmental Law which could reasonably be expected to have a Material Adverse Effect; or (z) claims, complaints, notices or requests for information received by the Issuer or the Project Operator regarding potential liability under any Environmental Law which could reasonably be expected to have a Material Adverse Effect;

(iii) there have been no Releases of Hazardous Materials in violation of any Environmental Law or which could, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(iv) each of the Issuer and the Project Operator has been issued and is in material compliance with all Permits relating to environmental matters and necessary or desirable for its business, except when the failure to have or comply with the foregoing could not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(v) except as set forth on Schedule 5.18, no property now or previously owned, operated or leased by the Issuer or the Project Operator is listed or (to the best of its Knowledge) proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up;

(vi) neither the Issuer nor the Project Operator has transported or arranged for the transportation of any Hazardous Material other than in accordance with Governmental Regulations or, to the Best of the Issuer’s Knowledge, to any location which is listed or (to the best of its Knowledge) proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the Issuer or the Project Operator for any remedial work, damage to natural resources or personal injury (including claims under CERCLA);

(vii) there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned, leased or operated by the Issuer or the Project Operator in Material violation of Environmental

Law or which could, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (viii) no conditions exist at, on or under any property now or previously owned (as of the date of disposition thereof), leased or operated by the Issuer or the Project Operator which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law which would reasonably be expected to have a Material Adverse Effect.

5.19 Anti-Terrorism Order.

The Issuer and its Affiliates are in compliance with the Anti-Terrorism Order and neither the Issuer nor any Affiliate of the Issuer has previously violated the Anti-Terrorism Order.

5.20 Burdensome Restrictions; Other Contracts.

Except for the terms of the Operative Documents, the Applicable Permits, and the TCW NPA (solely with respect to sub-section (ii) below) and related statutes, rules and regulations, including the provisions of Section 1603 and the Treasury Guidance (solely to the extent of a change in the ownership of the Project, Issuer or HoldCo), no contract, lease, agreement or other instrument to which the Issuer is a party or by which it or any of its properties is bound, and no provision of any applicable Governmental Requirement, restricts the Issuer’s ability (i) to own, operate and maintain the Project, which restriction could reasonably be expected to result in a Material Adverse Effect with respect to the Project or Issuer, or (ii) to amend, restate or otherwise modify any of the Operative Documents in accordance with the terms of the Operative Document(s) being amended, restated or otherwise modified on or as of the Closing Date. The documents listed in Schedule 5.20 hereof, together with the Operative Documents, include every Material contract, lease, agreement or other instrument to which the Issuer is a party or by which it or any of its properties is bound.

5.21 Certain Fees.

No broker’s or finder’s fee or commission shall be payable with respect to any of the transactions contemplated hereby by any broker or other Person claiming by, through or under the Issuer. The Issuer shall indemnify, pay and hold Purchaser, the Administrative Agent, the Noteholder Trustee, the Certificate Holders, DOE and the Security Trustee harmless from and against any claim, demand or liability for broker’s and/or finder’s fees alleged to have been incurred by, through or under the Issuer in connection with any of the transactions contemplated hereby and any expenses, including, without limitation, reasonable attorneys’ fees, arising in connection with any such claim, demand or liability. No other similar fees or commissions shall be payable by the Issuer for any other services rendered to the Issuer or ancillary to the transactions contemplated hereby.

5.22 Project Documents.

(a) Each Project Document constitutes the entire agreement of the Issuer and each other party thereto with respect to the subject matter thereof and no respective party thereto shall be bound except in accordance therewith.

(b) Each Project Document is in full force and effect and constitutes the valid contract of the Issuer and each other party thereto, enforceable against the Issuer and each other party thereto in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or by equitable principles relating to or limiting creditors’ rights generally, the Issuer and, to the Best of the Issuer’s Knowledge, each other party thereto has executed such Project Document with full power, authority and capacity to contract, to the Best of the Issuer’s Knowledge, no default has occurred under such Project Document. Each such Project Document is in full force and effect. The Issuer has not assigned any of its right, title or interest in or under any Project Document except in accordance with the Loan Documents.

(c) The Issuer has performed in a timely manner, in all Material respects, its duties and obligations under each Project Document applicable to it and the Issuer is not in default under any Project Document.

(d) The obligations of the Issuer with respect to each Project Document and, to the Best of the Issuer’s Knowledge, the obligations of each other party thereto, as stated therein, are effective and are not, nor are claimed to be, subject to any Material claims or any defenses, counterclaims or setoffs against the Issuer. No event of force majeure under any Project Document has occurred and is continuing that could reasonably be expected to result in the termination of any Project Document or to have a Material Adverse Effect.

(e) The Issuer has delivered to each of the Purchaser, the Administrative Agent and DOE copies of the Project Documents listed in Schedule 5.22, which list is true, complete and accurate in every respect and, except as set forth on Schedule 5.20, includes every Material agreement, instrument and document related to the Project. The copies of the Project Documents furnished to Purchaser, the Administrative Agent and DOE by the Issuer are true, complete and correct in all Material respects as of the Closing Date. The representations and warranties made by the Issuer in the Project Documents are true and correct in all Material respects as of the Closing Date (other than such representations and warranties that are made as of an earlier date, which were true as and correct in all Material respects as of the date made). None of the Project Documents have been modified or amended since its delivery to each of the Purchaser, the Administrative Agent and DOE or made the subject of a waiver or consent by the Issuer, except by a written instrument, a copy of which has been furnished to the Purchaser, the Administrative Agent and DOE.

(f) Except as set forth in Schedule 5.8, with respect to the Project Documents, to the Best of the Issuer’s Knowledge, there are no existing conditions that would give rise to any defense to payment or to any Material claim or any right of setoff, counterclaim, recoupment or rescission by or against the Issuer.

(g) The Project Documents create, or shall create, in the Issuer and the Project Operator, rights sufficient to safely own, use, maintain and operate the Project in accordance with Prudent Engineering and Operating Practices for the remaining useful life of the Project as set forth in Section 5.27.

5.23 Insurance.

The Issuer and the Project Operator are in compliance, in all Material respects, with all requirements set forth in the Operative Documents to maintain insurance, including Section 9.4 hereof. All insurance policies held by the Issuer or the Project Operator are in full force and effect and all premium payments required by such policies are current.

5.24 Project.

The description of the Project set forth in Exhibit A to the Security Agreement is complete and accurate in all respects.

5.25 Capital Calls.

Currently there are no outstanding calls for contributions of capital in respect of the Issuer, and no such calls for contributions of capital are currently contemplated or under discussion.

5.26 Utility Service Available.

Electricity, water and other utility services and all roadway access and transmission and power interconnection services required for the operation and maintenance of the Project for its intended purpose are available on the Project Land on commercially reasonable terms.

5.27 Project Operation.

As of the Closing Date, the Project shall have received all inspections and certifications currently required by any Governmental Requirement, shall have achieved EPC Substantial Completion and the PPA Commercial Operation Date, shall be in good operating condition and shall have the capacity and functional ability to perform in normal commercial operations, the functions and at the ratings set forth in the Operative Documents for its remaining useful life of at least 20 years. As of the Closing Date, the Supply Amount under the Power Purchase Agreement is as set forth in Exhibit 13 to the Power Purchase Agreement (as stated in the First Amendment to the Power Purchase Agreement dated as of November 3, 2008) and the Project is providing the Minimum Monthly Supply Amount (as defined in the Power Purchase Agreement) in accordance with the Power Purchase Agreement.

5.28 Defaults; Events of Default.

No event or condition that would constitute a Default or Event of Default has occurred and is continuing.

5.29 Line of Business.

The Issuer is engaged solely in the direct or indirect ownership, operation and/or maintenance of the Project, which consists of the producing and selling of energy, capacity and other related products derived therefrom. The Project Operator is engaged solely in the operation and maintenance of the Project and other electric generating projects.

5.30 Pro Forma Projections; Operating Budget.

The Pro Forma Projections are (i) based on reasonable assumptions as to all legal and factual matters Material to the estimates set forth therein and (ii) consistent with the provisions of the Operative Documents. The Pro Forma Projections have been prepared in good faith based upon the most accurate information available to the Issuer regarding the results of the operation of the Project projected by the Issuer. The Operating Budget to be delivered at the Closing accurately sets forth the projected capital and operating funding requirements of the Issuer through 2010 and is (i) based on reasonable assumptions as to all legal and factual matters Material to the estimates set forth therein and (ii) consistent with the provisions of the Operative Documents.

5.31 Securities.

The Issuer does not hold any outstanding shares of capital stock, partnership interests, membership interests or evidence of indebtedness for borrowed money of any entity except Permitted Investments (as defined in the Security Agreement).

5.32 Solvency.

Immediately before and after giving effect to the issuance and sale of the Note and the other transaction to occur on the Closing Date, (i) the fair value of the assets of the Issuer, at a fair valuation, shall exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Issuer, (ii) the present fair saleable value of the property of the Issuer shall be greater than the amount that will be required to pay the probable liability of the Issuer on its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become due and payable, (iii) the Issuer shall be able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become due and payable, and (iv) the Issuer shall not have unreasonably small capital with which to conduct its business as contemplated by Section 5.30.

5.33 Use of Section 1603 Grant Proceeds.

The Issuer has applied for a cash grant under Section 1603 with respect to the Project and shall use the proceeds of any such grant, to the extent not deposited into one of the Trustee Accounts under the Security Agreement, solely to make distributions to HoldCo for the sole purpose of further repaying amounts due under the TCW Note.

5.34 Eligible Costs.

Schedule 5.34 sets forth all of the “Project Costs” (as defined in Attachment G to the Solicitation) associated with the Project, which Schedule 5.34 is in form and substance acceptable to the Senior Creditors consistent with Section 609.12 of Attachment G to the DOE Solicitation. The Independent Engineer has reviewed and approved the reasonableness of such Project Costs, but not whether such costs qualify under Attachment G to the Solicitation.

5.35 DOE Guarantee Requirements.

(a) The Issuer is in compliance with the following DOE requirements (“Program Requirements”): (i) the provisions of Title XVII, the applicable provisions of the Recovery Act, the FY 2010 Appropriations Act and the DOE Solicitation; (ii) all DOE legal and financial requirements, policies and procedures applicable to the Title XVII loan guarantee program from time to time; (iii) the OMB’s Initial Implementing Guidance for the Recovery Act, M-09-10 (Feb. 18, 2009), Updated Implementing Guidance for the Recovery Act, M-09-15 (April 3, 2009), Updated Implementing Guidance for the Recovery Act, M-09-21 (June 22, 2009) and, in each case, any amendment, supplement or successor thereto.

(b) Neither the Issuer nor any Affiliate of the Issuer has any outstanding delinquent Federal debt.

(c) Neither the Issuer nor any Affiliate of the Issuer is presently debarred or proposed for debarment by any Governmental Authority.

(d) The Issuer has taken all necessary steps to comply with, and in all material respects is in compliance with, all applicable obligations under the Davis-Bacon Act (solely with respect to work performed from and after the Closing Date).

(e) The Project does not involve the construction, alteration, maintenance, or repair of a “public building” or “public work” within the meaning of the “Buy American” provisions of the Recovery Act.

(f) None of the Issuer, HoldCo, Nevada Geothermal Power Company or NGP are Owned or Controlled by a Prohibited Person.

(g) The information provided by the Issuer in the Amended Part 1 Application submitted to DOE pursuant to the Solicitation is complete and correct.

5.36 PPA Credit Support.

The PPA Credit Support has been provided in the form of the PPA Letters of Credit.

6. REPRESENTATIONS OF THE PURCHASER.

6.1 Purchase for Investment.

In order to induce Issuer to issue and sell the Note(s) to the Purchaser, the Purchaser represented and warranted, and hereby represents and warrants that (a) it is purchasing the Note(s) for its own account, for investment purposes and not with a view to the distribution thereof, provided that the disposition of the Purchaser’s property shall at all times be within the Purchaser’s control, including the transfer or exchange of such Note(s) pursuant to (but subject to the conditions set out in) Section 12.2 herein; and (b) it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. The Purchaser understands that the Note(s) have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Issuer is not required to register the Note(s).

6.2 Source of Funds.

The Purchaser represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) contributed to the Purchaser in exchange for the Trust Certificates and to be used by the Purchaser to pay the purchase price of the Note(s) to be purchased by the Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by Purchaser to the Issuer in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Issuer and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Issuer in writing pursuant to this clause (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Issuer and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Issuer in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Issuer in writing pursuant to this clause (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

7. INFORMATION AS TO ISSUER.

7.1 Financial Statements and Other Reports.

(a) The Issuer shall cause to be furnished to the Senior Creditors, the Administrative Agent, the Master Servicer and the Security Trustee as soon as available, and in any event no later than sixty (60) days after the end of each Fiscal Quarter (other than the last Fiscal Quarter in each Fiscal Year) certified quarterly balance sheets and statements of income of the Issuer and the Project, such financial statements to be in reasonable detail and to be prepared in accordance with GAAP applicable to quarterly financial statements consistently applied, and certified by a Senior Financial Officer as fairly presenting, in all Material respects, the financial position of the Issuer and its results of operation and cash flows, subject to changes resulting from year-end adjustments and the absence of notes thereto. In addition, concurrently with the delivery of such financial statements, the Issuer shall furnish to the Senior Creditors, the Administrative Agent, the Master Servicer and the Security Trustee statements of cash distributions receivable or received by the Issuer under Section 3.03(a)(xiv) of the Security Agreement and a calculation of the Debt Service Coverage Ratio for the most recent Fiscal Quarter, which statements and calculation shall be in a form consistent with the Pro Forma Projections.

(b) The Issuer shall cause to be furnished to the Senior Creditors, the Administrative Agent, the Master Servicer and the Security Trustee as soon as available, and in any event no later than one hundred twenty (120) days after the end of each Fiscal Year (i) a certified annual balance sheet and statement of income of the Issuer and the Project, such financial statements to be in reasonable detail and to state in comparative form the respective figures as of the end of and for the previous Fiscal Year and to be prepared in accordance with GAAP consistently applied; and (ii) a report and opinion relating to such financial statements of Deloitte & Touche LLP or of another independent certified public accountants of recognized national standing selected by the Issuer and reasonably acceptable to the Senior Creditors, which report and opinion shall each be based upon an audit made in accordance with GAAP throughout the period involved and shall not be qualified or limited because of restricted or limited examination by such accountant of any material portion of the records of the Issuer, unless such qualification or limitation could not reasonably be expected to have a Material Adverse Effect, and shall not contain a going-concern qualification. In addition, concurrently with the delivery of such statements, the Issuer shall furnish to the Senior Creditors, the Master Servicer and the Security Trustee statements of cash distributions receivable or received by the Issuer under Section 3.03(a)(xiv) of the Security Agreement and a calculation of the Debt Service Coverage Ratio for the most recent Fiscal Quarter, which statements and calculation shall be in a form consistent with the Pro Forma Projections.

(c)	(i) The Issuer shall submit a copy of the annual Operating Budget for the Project to the Senior Creditors, the Administrative Agent and the Security Trustee prior to December 1 for each subsequent calendar year operating period, which annual budget shall contain (x) a forecast of the operating profit for the next five (5) years, (y) a list of the planned expansions, replacements and refurbishments for the Project for the subsequent 36-month operating period and (z) a proposed month-by-month calculation of the Major Maintenance Reserve Minimum Amount. The annual Operating Budget delivered under this Section 7.1(c) for any year must be approved by the Independent Engineer and the Required Senior Creditors by December 15 of the preceding year in order for it to become effective. If an annual Operating Budget is not approved by December 15 of the preceding year, the preceding year’s Operating Budget, Adjusted For Inflation and adjusted to remove all discretionary capital expenditures therefrom, shall become effective on January 1 of the year to which such annual Operating Budget relates and shall remain in effect until the Required Senior Creditors and the Independent Engineer review and approve a revised proposed annual Operating Budget for such year.

(ii) The Required Senior Creditors may, at the Issuer’s expense, require the Independent Engineer to conduct an audit to determine whether such Operating Budget is sufficient to pay the expected Operating Expenses in the applicable operating period provided, however, that such audits shall not occur more than once in any calendar year unless a Default or Event of Default has occurred and is continuing. Based on the results of any such audit, the Required Senior Creditors may in their sole discretion require that the Issuer provide to the Required Senior Creditors and the Independent Engineer, within twenty-one (21) days after each Amortization Date, a detailed summary of the Operating Expenses incurred during the calendar quarter in which such Amortization Date occurred, including copies of all invoices for Operating Expenses incurred during such quarter, a summary of disbursements from the Operating Account and how such disbursements were applied to such Operating Expenses, all in sufficient detail for the Senior Creditors and the Independent Engineer to determine whether all Operating Expenses incurred during the calendar quarter in which such Amortization Date occurred have been paid as and when due with amounts disbursed from the Operating Account and that disbursements from the Operating Account have been used for no other purpose. Such summaries shall be acceptable to the Required Senior Creditors and the Independent Engineer in their sole discretion.

(d) Promptly upon their becoming available, the Issuer shall deliver or cause to be delivered to the Senior Creditors, the Administrative Agent, the Master Servicer and the Security Trustee copies of (i) all financial statements, operating reports, Material reports of any other nature and Material notices sent or made available by the Issuer to any lenders of other Indebtedness or which the Senior Creditors, the Administrative Agent, the Master Servicer or the Security Trustee may from time to time reasonably request, (ii) any

Material filing with, or Material notice or claim by, any Governmental Authority pertaining to the Issuer or the Project, (iii) all Material regular and periodic reports pertaining to the Project filed by or on behalf of the Issuer with any Governmental Authority or which the Senior Creditors, the Administrative Agent, the Master Servicer or the Security Trustee may from time to time request, and (iv) copies of all Material notices, reports or other correspondence received or sent by or on behalf of the Issuer under any Project Document or which the Senior Creditors, the Administrative Agent, the Master Servicer or the Security Trustee may from time to time request. The Issuer shall deliver to the Senior Creditors, the Administrative Agent, the Master Servicer and the Security Trustee, promptly upon their becoming available, all Material press releases and other written statements made available by or on behalf of the Issuer to the public concerning developments in the business of the Issuer or the Project.

(e) The Issuer shall cause to be furnished to the Senior Creditors, the Administrative Agent, the Master Servicer and the Security Trustee as soon as available all such other reports, schedules or information, or excerpts therefrom, relating to the Project or the ability of the Issuer to perform its obligations hereunder and under the other Loan Documents as the Senior Creditors, the Administrative Agent, the Master Servicer or the Security Trustee may reasonably request from time to time.

(f) In conjunction with the delivery of the financial statements set forth in this Section 7.1 and otherwise promptly (but in no event later than three (3) Business Days) upon the Issuer obtaining Knowledge of any of the following events or conditions, the Issuer shall deliver to DOE, the Administrative Agent and Purchaser, a certificate executed by a Responsible Officer specifying the nature and period of existence of such condition or event and what action the Issuer has taken, is taking and proposes to take with respect thereto: (i) any condition or event that constitutes a Default or an Event of Default of which the Issuer has Knowledge; (ii) any action, suit, proceeding or arbitration, or any investigation or loss of which the Issuer has Knowledge, affecting the Issuer, the Project or the Collateral in excess of $300,000 in the aggregate or that has or could reasonably be expected to have a Material Adverse Effect on the Project; (iii) any event or condition of which the Issuer has Knowledge that has or could reasonably be expected to have a Material Adverse Effect; (iv) any Material damage to the Collateral or any condemnation proceeding affecting any of the Collateral, or any legal challenge to any Applicable Permit; or (v) the development of a project near the Project or the Project Land by an Affiliate of the Issuer that could reasonably be expected to have a Material Adverse Effect on the geothermal resource, water rights or transmission access available to the Issuer and the Project or the performance of the Issuer or the Project compared to the performance projected in the Pro Forma Projections delivered on the Closing Date.

(g) Promptly upon their becoming available, the Issuer shall deliver or cause to be delivered to the Senior Creditors, the Administrative Agent, the Master Servicer and the Security Trustee copies of all proposed amendments to a Project Document to which the Issuer is a party or which is related to the Project.

(h) The Issuer shall promptly, and in any event within five (5) days after a Responsible Officer becoming aware of any of the following, deliver to the Senior Creditors, the Administrative Agent, the Master Servicer and the Security Trustee a written notice setting forth the nature thereof and the action, if any, that the Issuer or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Issuer or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii) any event, transaction or condition that could result in the incurrence of any liability by the Issuer or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Issuer or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect.

(i) The Issuer shall deliver or cause to be delivered to the Senior Creditors, the Administrative Agent, the Master Servicer, the Independent

Engineer and the Security Trustee within ten (10) Business Days after the end of each month, copies of a monthly production report for the Project as at the end of such month in a format reasonably acceptable to the Independent Engineer and the Required Senior Creditors setting forth in reasonable detail the following information for its Project: (i) daily operating hours and daily outage hours; (ii) the reasons for each unscheduled maintenance outage; (iii) actual Operating Expenses for the Project in such month compared to the budget Operating Expenses for such month in the currently effective Operating Budget for the Project; (viii) calendar year-to-date Operating Expenses in the currently effective Operating Budget for the Project; (ix) the reason for any Material deviations in actual Operating Expenses from the currently effective Operating Budget for the Project; (x) actual revenues for the Project in such month compared to the budgeted revenues for such month in the currently effective Operating Budget for the Project; (xi) calendar year-to-date revenues for the Project compared to budgeted calendar year-to-date revenues in the currently effective Operating Budget for the Project; and (xii) the reasons for any Material deviations in revenues from the currently effective Operating Budget for the Project.

7.2 Officer’s Certificate.

Each set of reports and statements delivered pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

(a) Covenant Compliance – the information (including detailed calculations) required in order to establish whether the Issuer satisfied the conditions for a dividend or distribution under Section 10.5 hereof during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b) Event of Default – a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Issuer from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Issuer to comply with any Environmental

Law), specifying the nature and period of existence thereof and what action the Issuer shall have taken or proposes to take with respect thereto.

(c) Reserve Account Letter of Credit – if any Reserve Account Letter of Credit has been issued and is outstanding, a statement as to the amount available under that Reserve Account Letter of Credit on the date such officer’s certificate is delivered.

7.3 Inspection.

The Issuer shall permit the representative of a Senior Creditor that is employed or retained by either a Certificate Holder, the Administrative Agent or DOE:

(a) No Default – if no Default or Event of Default then exists, at the expense of the applicable Senior Creditor(s) and upon reasonable prior notice to the Issuer, to visit the Project and the principal executive office of the Issuer, to verify the validity, amount or any other matter relating to the Collateral by mail, telephone or otherwise, inspect the Collateral, all books and records related thereto (and to make extracts from and copies of such books and records) and the premises upon which any of the Collateral is located, discuss the affairs, finances and accounts of the Issuer with the Issuer’s Responsible Officers, and (with the consent of the Issuer, which consent shall not be unreasonably withheld) its independent public accountants, all at such reasonable times and as often as may be reasonably requested in writing (the Issuer shall have notice of, and the right to be present at, any such meeting with the independent public accountants); and

(b) Default – if a Default or Event of Default then exists, at the expense of the Issuer, to visit and inspect the Project and any of the offices or properties of the Issuer, to verify the validity, amount or any other matter relating to the Collateral by mail, telephone or otherwise, inspect the Collateral, all books and records related thereto (and to make extracts from and copies of such books and records) and the premises upon which any of the Collateral is located, examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective Responsible Officers and independent public accountants (and by this provision the Issuer authorizes said accountants to discuss the affairs, finances and accounts of the Issuer), all at such times and as often as may be requested; and

(c) Environmental Inspection and Testing – without limiting the generality of the foregoing, to visit the Project and to conduct testing and remove any

Hazardous Materials, at reasonable times and upon reasonable notice to the Issuer, and the costs of such testing and removal shall be payable by the Issuer and shall become part of the Obligations; provided, however, that (i) such testing may only be conducted if a reasonable basis therefor exists or if a Default or Event of Default exists at the time and (ii) the Issuer shall not be required to pay the costs of more than one testing for Hazardous Materials in the same calendar year unless a Default or an Event of Default shall exist at the time of such testing or shall have arisen as a result of such testing.

7.4 Notices by Governmental Authority.

The Issuer shall timely comply with and promptly furnish to the Senior Creditors, the Administrative Agent, the Master Servicer and the Security Trustee true and complete copies of any Material notice or Material claim by any Governmental Authority pertaining to the Issuer, the Project or the Collateral. The Issuer shall promptly notify the Senior Creditors, the Administrative Agent, the Master Servicer and the Security Trustee of any eminent domain action or similar proceeding affecting the Project or any fire or other casualty resulting in more than three hundred thousand dollars ($300,000) (or such lower amount if such action or casualty has a Material Adverse Effect) in damage affecting the Project.

7.5 Responsible Officers.

Within ten (10) Business Days of any change in the Issuer’s Responsible Officers, the Issuer shall deliver or cause to be delivered to Purchaser, the Administrative Agent, DOE and the Security Trustee an updated list reflecting such change.

8. PAYMENT.

8.1 Required Payments.

Installment payments of principal due on each Note shall be made in accordance with the appropriate amortization schedule included in Attachment A, on the last day of March, June, September and December in each year (each an “Amortization Date”), commencing on September 30, 2010 and the Note shall mature and all remaining principal and accrued interest shall be payable on the seventy-eighth Amortization Date. Any prepayment of the Note(s) pursuant to Section 8.2 or Section 8.3, or the acquisition of any Note by the Issuer, shall not reduce or otherwise affect the Issuer’s obligation to make any principal payment required by this Section. All prepayments of the Note(s) made pursuant to Section 8.2 shall be applied to reduce each of the remaining scheduled principal payments of the Note(s) on a ratable basis.

8.2 Mandatory Prepayments.

(a) The Note(s) shall be subject to prepayment in whole or in part in accordance with Section 4.06(d)(ii) of the Security Agreement by payment of the principal amount then being prepaid, together with interest accrued to the date of prepayment on the principal amount then being prepaid together with all other amounts due under the Loan Documents, but without premium, Make Whole Amount or Modified Make Whole Amount.

(b) To the extent that, pursuant to Sections 3.03(a)(xii) and 3.03(f)(iii) of the Security Agreement, the Resource Analyst and the Independent Engineer determine, in consultation with the Issuer, that the projected availability of the geothermal resource and the projected power generation therefrom shall not result in a Resource Maintenance Debt Service Coverage Ratio of at least 1.45:1 for each Fiscal Year over the remaining term of the Note(s) then, using funds in the Resource Maintenance Reserve Account established pursuant to Section 3.03(a)(xii) of the Security Agreement, the Issuer shall prepay a portion of the principal amount of the Note such that, after giving effect to such prepayment and the Resource Analyst’s and Independent Engineer’s projection of the revenue to be produced by the Project for the remaining term of the Note (taking into account, if applicable, any wellfield expansions or other capital improvements that have been approved to be undertaken in conjunction with such prepayment in accordance with Section 3.03(a)(xii) and Section 3.03(f)(ii) of the Security Agreement to remedy the resource deficiency), the projected Resource Maintenance Debt Service Coverage Ratio for the Issuer shall, for the remaining term of the Note, be at least 1.45:1 for each Fiscal Year over the remaining term of the Note, as determined by the Resource Analyst and the Independent Engineer, together with the Modified Make Whole Amount due with respect to that prepayment. In the event that a prepayment of the Note(s) is due under this Section 8.2(b) as evidenced by the notice delivered pursuant to 3.03(a)(xii) of the Security Agreement, amounts on deposit in the Resource Maintenance Reserve Account shall be applied on the next Amortization Date to such prepayment to the extent such amounts are available in the Resource Maintenance Reserve Account. To the extent that any portion of a required prepayment under this Section 8.2(b) remains outstanding after applying all funds in the Resource Maintenance Reserve Account to such prepayment, on the next Amortization Date after such prepayment, the Issuer shall prepay a portion of the principal amount of the Note such that, after giving effect to such prepayment (and all prior prepayments) and the Resource Analyst’s and Independent Engineer’s projection of the revenue to be produced by the Project for the remaining term of the Note (taking into account, if applicable, any wellfield expansions or other capital improvements that have been approved to be undertaken in conjunction with such prepayment in accordance with Section 3.03(a)(xii) and Section 3.03(f)(ii)of the Security Agreement to remedy the resource deficiency), the projected Resource Maintenance Debt Service Coverage Ratio for the Issuer shall, for the remaining term of the Note, be at least 1.45:1 for each Fiscal Year over the remaining term of the Note, as determined by the Resource Analyst and the Independent Engineer, together with the Modified Make Whole Amount due with respect to that additional prepayment, again solely to the extent of available funds in the Resource Maintenance Reserve Account. The foregoing process will be repeated on each Amortization Date until the full prepayment required under this Section 8.2(b), including the Modified Make Whole Amount, is paid, and no amounts shall be distributed under Section 3.03(a)(xiv) of the Security Agreement, other than Excluded Distributions, until the entire prepayment required under this Section 8.2(b) has been made.

8.3 Optional Prepayments.

The Issuer may, at its option, prepay the Note in whole or in part, at any time at par, plus the Make Whole Amount, if any, determined for the prepayment date with respect to the principal amount so prepaid.

8.4 Notice of Prepayment.

The Issuer shall give each Senior Creditor written notice of any prepayment of the Note(s) not less than thirty (30) days nor more than sixty (60) days before the date fixed for prepayment, specifying (a) such date, (b) the section of this Agreement under which the prepayment is to be made, (c) the amount of principal and interest to be prepaid on such date, (d) the aggregate principal amount of the Note(s) to be prepaid on such date, and (e) a detailed estimate of the Make Whole Amount or Modified Make Whole Amount, if any, to be applicable to the prepayment and the calculations by which such estimate was derived. Two (2) Business Days prior to such prepayment, the Issuer shall deliver to each Senior Creditor a notice specifying the calculation of such Make Whole Amount or Modified Make Whole Amount (which must be reasonably acceptable to the Required Senior Creditors), as of the specified prepayment date. Any such notice of prepayment shall be irrevocable.

8.5 Partial Prepayments Pro Rata.

If more than one Note is outstanding at the time any partial prepayment is made under Section 8.2 or Section 8.3, the aggregate principal amount of such partial prepayment shall be allocated among the outstanding Note(s) in proportion, as nearly as practicable, to the respective unpaid principal amounts of such Note(s).

8.6 Maturity; Surrender, etc.

In the case of prepayment of the Note(s) pursuant to this Section 8, the principal amount of the Note(s) shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date or the applicable Make Whole Amount or Modified Make Whole Amount, if any. From and after such date, unless the Issuer shall fail to pay such principal amount when so due and payable, together with the interest or Make Whole Amount or Modified Make Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue.

8.7 Purchase of the Note.

The Issuer shall not purchase, redeem, prepay or otherwise acquire, directly or indirectly, any outstanding Note except upon the payment or prepayment of the Note(s) in accordance with the terms of this Agreement and the Note(s). The Issuer shall promptly cancel any Note which it acquires pursuant to any payment, prepayment or purchase of such Note pursuant to any provision of this Agreement and no Note may be issued in substitution or exchange for such Note.

8.8 Make Whole Amount; Modified Make Whole Amount.

The term “Make Whole Amount” means, with respect to the payment of any Note under Section 8.3 of this Agreement and Section 5.02 of the Security Agreement, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make Whole Amount may in no event be less than zero.

The term “Modified Make Whole Amount” means, with respect to the payment of any Note under Section 8.2(b) of this Agreement, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that (x) for purposes of determining the Reinvestment Yield in the calculation of the Modified Make Whole Amount, the figure “1.00%” shall replace “.50%” in the definition of “Reinvestment Yield” below, and (y) the Modified Make Whole Amount may in no event be less than zero.

For the purposes of determining the Make Whole Amount and Modified Make Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant Section 8.2(b) or Section 8.3 or has become or is declared to be immediately due and payable pursuant to Section 5.02 of the Security Agreement, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Note is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, .50% over the yield to maturity (or, as described above, 1.00% over the yield to maturity for purposes of calculating the Modified Make Whole Amount) implied by (i) the yields reported, as of 10:00 a.m. Eastern Standard Time on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the ICUR function of Bloomberg News Service (or such function as may replace the ICUR function of Bloomberg News Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the duration closest to and greater than the Remaining Average Life and (2) the actively traded U.S. Treasury security with the duration closest to and less than the Remaining Average Life.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that shall elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of the Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Note, then the amount of the next succeeding scheduled interest payment shall be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2(b) or Section 8.3 hereof or Section 5.02 of the Security Agreement.

“Settlement Date” means, with respect to the Called Principal of the Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2(b) or Section 8.3 or has become or is declared to be immediately due and payable pursuant to Section 5.02 of the Security Agreement, as the context requires.

8.9 Fees.

(a) At the Closing and on each anniversary of the Closing until the payment of all amounts due with respect to the Note and the other Loan Documents, the Issuer shall pay the Administrative Agent an annual administrative fee of $150,000 (the “Administrative Fee”).

(b) At the Closing and on each anniversary of the Closing until the payment of all amounts due with respect to the Note(s) and the other Loan Documents, the Issuer shall pay to DOE an annual maintenance fee of $25,000 (the “Maintenance Fee”).

(c) The Issuer shall pay to the Master Servicer on behalf of DOE the fees of the Master Servicer set forth in the Letter Agreement dated as of the date hereof between the Issuer and the Master Servicer.

(d) To the extent that the Project or the Issuer experiences technical, financial, legal or other events which require DOE to incur additional time or expenses (including third party expenses), DOE shall be entitled to and the Issuer shall pay (1) reimbursement in full of such amounts as DOE reasonably determines are its additional internal administrative costs and (2) the fees and expenses of its independent consultants and outside legal counsel, which in each case DOE may require that the Issuer pay directly to such third parties.

(e) All fees payable under this Section 8.9 will be pro-rated in the year in which the Note(s) are paid in full.

9. AFFIRMATIVE COVENANTS.

The Issuer covenants that so long as the Note is outstanding:

9.1 Maintenance of Existence and Rights; Continuation of Business.

The Issuer shall preserve and maintain its existence as a limited liability company (under state law and for federal income tax purposes), and maintain its Material rights, permits,

franchises and privileges under the laws of its jurisdiction of organization. The Issuer shall not employ any staff, pay salaries or enter into any agreements (other than Project Documents) for services of personnel of any nature other than administrative costs relating specifically to the existence of the Issuer, accounting, consulting and legal services relating specifically to the Issuer and amounts paid to non-employees in arm’s length transactions, or incur any Indebtedness (except as provided in Section 10.2) without the prior consent of the Required Senior Creditors.

9.2 Compliance with Governmental Requirements.

The Issuer shall comply in all Material respects with all Governmental Requirements relating to the Issuer and the Collateral pledged by the Issuer and the Project, including without limitation all Environmental Laws, and shall obtain and maintain in effect all Applicable Permits necessary to the ownership of its property or to the conduct of its businesses, in each case to the extent necessary to ensure that non-compliance with such Applicable Permits could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.3 Maintenance and Operation of the Project.

The Issuer shall operate the Project in conformity in all Material respects with all Project Documents (including any manufacturer’s warranties), Prudent Engineering and Operating Practices, and all Applicable Permits. The Issuer shall maintain and preserve the Project and the Transmission Facilities in good working order and condition in all Material respects (including without limitation, inventories, spare parts and system redundancies), ordinary wear and tear excepted. The Issuer shall not effect any alterations to the Project which Materially adversely affects its value, operation or useful life without the prior consent of the Required Senior Creditors, including any Material reduction in the Supply Amount (as defined in the Power Purchase Agreement) provided by the Project.

9.4 Insurance.

(a) The Issuer shall maintain, or cause to be maintained, the insurance coverage described in Schedule 9.4 hereto and shall be responsible for the insurance-related requirements specified therein.

(b) In addition, the Issuer shall take all necessary action within its power to ensure that the Issuer maintains all insurance policies as required under the Project Documents at all times.

9.5 Payment of Taxes, Fees and Claims.

Except as set forth below in this Section 9.5, the Issuer shall pay or cause to be paid in a timely manner when due all taxes, assessments, fees, claims and other charges incurred and payable by it. Notwithstanding the preceding sentence, the Issuer may contest (a) any taxes or assessments levied by any Governmental Authority, (b) materialmen’s, mechanic’s, supplier’s and vendor’s claims, and (c) all fees and commissions claimed by brokers, salesmen and agents in connection with the Note, and, so long as such contest is being diligently pursued by appropriate proceedings and does not have a Material Adverse Effect and does not constitute a default under or breach of any of the Project Documents, such contest on the part of the Issuer shall not be an Event of Default; provided, however, that during the pendency of any such contest involving a disputed amount in excess of two hundred and fifty thousand dollars ($250,000) with respect to the Issuer, the Project or the Collateral, unless adequate reserves have been established therefor in accordance with GAAP and any Lien (other than a Permitted Lien) filed in connection therewith shall have been released of record within sixty (60) days following receipt by Issuer of notice of such Lien, the Issuer shall furnish to the Security Trustee (for the benefit of the Senior Creditors) an indemnity bond satisfactory to the Required Senior Creditors or other security acceptable to the Required Senior Creditors in an amount equal to any unpaid amount being contested plus a reasonable additional sum to cover possible costs, interest and penalties, or should such contest not involve a liquidated amount, in an amount acceptable to the Required Senior Creditors; provided further, that the Issuer shall pay any amount adjudged by a court of competent jurisdiction to be due, with all costs, interest and penalties thereon, before such becomes a Lien (other than a Permitted Lien) on the Project or the Collateral. The Issuer shall pay when due all costs and expenses required to be paid by this Agreement, including, without limitation, all fees for filing or recording any Loan Documents including, without limitation, all taxes (except Excluded Taxes) and filing fees in connection with the execution, delivery or recordation of any Lien and the execution, issuance and delivery of the Loan Documents and the Note(s).

9.6 Pension Plans.

If the Issuer hereafter institutes any Pension Plan, then the following warranty and covenants shall be applicable during the period any such Pension Plan shall be in effect: (i) the Issuer hereby warrants that no fact that might constitute grounds for the involuntary termination of the Pension Plan, or for the appointment by the appropriate United States District Court of a trustee to administer the Pension Plan, exists on the Closing Date; (ii) the Issuer hereby covenants that throughout the existence of such Pension Plan, the Issuer’s contributions under the Pension Plan shall meet the minimum funding standards required by ERISA and the Issuer shall not institute a distress termination of the Pension Plan; and (iii) the Issuer covenants that it shall send to the Senior Creditors, the Administrative Agent, the Master Servicer and the Security Trustee a copy of any notice of a Reportable Event required by ERISA to be filed with the Department of Labor or the Pension Benefit Guaranty Corporation, at the time that such notice is so filed.

9.7 Enforcement of Rights.

The Issuer shall enforce any rights it has against any third party if the failure to enforce such rights could have a Material Adverse Effect. To the extent that any other Person may enforce any rights against any third person that have been assigned to the Issuer as to which the failure to enforce such rights could have a Material Adverse Effect, the Issuer shall use commercially reasonable efforts to cause such Person to enforce such rights.

9.8 Maintenance of Records.

The Issuer shall keep proper records and books of account in which full and correct entries shall be made of all financial transactions of the Issuer, the assets and business of the Issuer, and all costs and expenses incurred by the Issuer, in accordance with GAAP, and shall maintain all records required with respect to compliance with Governmental Requirements.

9.9 Intellectual Property.

Except where a failure to do so would not have a Material Adverse Effect, the Issuer shall obtain and maintain all licenses, permits, franchises, authorizations, Intellectual Property, or other proprietary rights and technology or rights thereto, that are necessary in connection with the operation and maintenance of the Project and/or the ownership or leasing of its property and the conduct of its business as now conducted or as presently proposed to be conducted.

9.10 Use of Proceeds.

The Issuer shall use the proceeds from the sale of the Note(s) solely for the purposes expressly set forth in Section 5.14.

9.11 Property Rights.

(a) The Issuer shall maintain good and valid title in and to all of its real property, including the land, easements, leasehold interests, licenses and other rights constituting the Project Land, and good and valid rights to all its other Property, subject only to Permitted Liens.

(b) The Issuer shall exercise all rights to extend the terms of the Leases between the Issuer and the U.S. Bureau of Land Management for real property within the “Participating Area” under such Leases until at least December 31, 2029 promptly upon obtaining the ability to exercise such rights.

(c) The Issuer shall take all reasonable actions required to obtain two (2) five-year extensions to each of the Leases between the Issuer and the U.S. Bureau of Land Management with respect to any real property subject to such Leases that are outside the “Participating Area” under such Leases, unless longer extensions of those Leases may be obtained. Such actions may include drilling wells or constructing improvements on land outside of the Participating Area, as reasonably required to obtain such extensions to such Leases.

(d) To the extent that the Issuer intends to drill any exploratory wells on land outside of the Participating Area, the Issuer shall not undertake any such drilling until such time as the Issuer has demonstrated to the reasonable satisfaction of the Required Senior Creditors that the Issuer has all the necessary rights to drill on such land outside the Participating Area.

(e) The Issuer shall not undertake any drilling or construct any improvements to the Project or land outside of the Participating Area other than as described in clauses (c) and (d) of this Section 9.11 without the written consent of the Required Senior Creditors.

9.12 Indemnification.

The Issuer hereby indemnifies and holds harmless the Senior Creditors, the Administrative Agent, the Master Servicer and the Security Trustee and each of their respective directors, officers, employees, Affiliates, agents, successors and assigns from and against any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, fees and disbursements of counsel, amounts paid in settlement and court costs) which may be incurred by or asserted against any such indemnified Person in connection with or arising out of or in any way relating to or resulting from (i) any violation of any Environmental Laws or from any Environmental Claim, (ii) the transactions contemplated by the Loan Documents, (iii) the Issuer, or (iv) the Project or the Project Land, and the Issuer hereby agrees to reimburse each such indemnified Person for any reasonable legal or other expenses incurred in connection with investigating, defending or participating in any action or proceeding out of which any such losses, claims, damages, liabilities or expenses may arise. Notwithstanding anything herein to the contrary, the Issuer shall not be liable or responsible for losses, claims, damages, costs and expenses incurred by any indemnified Person which a court of competent jurisdiction has found resulted primarily from such person’s own bad faith, gross negligence or willful misconduct. If for any reason the indemnification provided for herein is unavailable to any Person or insufficient to hold it harmless as and to the extent contemplated hereby, the Issuer hereby agrees to contribute to the amount paid or payable by such Person as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect the relative benefits received by the Issuer, on the one hand, and such indemnified Person, on the other hand, and also the respective fault of the Issuer, on the one hand, and such indemnified Person, on the other hand, as the case may be, as well as any other relevant equitable considerations.

Notwithstanding anything to the contrary herein, the indemnity provided above is intended to survive the payment or transfer of the Note, the termination of this Agreement, and the reconveyance, foreclosure or release of the Collateral to the Issuer with respect to any and all claims, obligations, liabilities, losses, damages, penalties, actions, suits, costs and expenses (including attorneys’ fees) of whatever kind and nature, whether or not well-founded, meritorious or unmeritorious, demanded, asserted or claimed against any indemnified party by third parties; provided, however, that to the extent such indemnity survives such reconveyance, foreclosure or release, the obligations thereunder shall be unsecured, and provided, further that the Issuer shall not be required to indemnify against or hold any indemnified Person harmless from any claim, obligation, liability, loss, damage, penalty, action, suit, cost or expense to the extent attributable to the bad faith, gross negligence or willful misconduct of such indemnified Person.

9.13 Environmental Matters.

At its sole cost and expense, the Issuer shall comply with and, to the extent of their control, cause all other occupants of the Project Land to comply with all Environmental Laws now in effect or hereafter enacted with respect to the Release, generation, removal, transportation, storage and handling of Hazardous Materials (with respect to the Project and the Project Land). The Issuer shall promptly notify the Senior Creditors, the Administrative Agent, the Master Servicer and the Security Trustee if any Responsible Officer of the Issuer shall become aware of any Hazardous Materials on or near any Project Land in violation of any Environmental Law and/or if any such Responsible Officer shall become aware that any Project Land is in direct or indirect violation of any Environmental Laws and/or if any such Responsible Officer shall become aware of any condition on or near the Project Land which shall pose a threat to the health, safety or welfare of humans. The Issuer shall promptly remove all Hazardous Materials from any Project Land under its control to the extent required under Environmental Laws, such removal and the ultimate disposal of such Hazardous Materials to be performed in accordance with all applicable federal, state and local laws, statutes, rules and regulations. The Issuer shall pay immediately when due the cost of removal of any Hazardous Materials and shall keep the Project Land under its control free of any lien imposed pursuant to any Environmental Laws now in effect or hereinafter enacted.

9.14 Archeological Finds.

The Issuer shall promptly notify the Security Trustee, DOE, the Administrative Agent and Purchaser if any Responsible Officer of the Issuer shall become aware of: (i) the receipt by the Issuer of any communication (written or oral) from a Governmental Authority or any written communication from any other Person that alleges that the Issuer made any Archeological Find; (ii) the Issuer shall obtain actual knowledge of an Archeological Find; or (iii) the Issuer shall obtain Knowledge of any Archeological Find which could reasonably be expected to have a Material Adverse Effect.

9.15 Water Rights.

If at any time the Independent Engineer or the Water Rights Engineer advises that the Issuer does not have sufficient water rights for the operation of the Project as currently contemplated by the Operative Documents, the Issuer shall obtain appropriate water in the amounts deemed sufficient by the Independent Engineer or the Water Rights Engineer for such operation of the Project.

9.16 Letters of Credit.

HoldCo or another Affiliate of the Issuer, but not the Issuer itself, shall have the reimbursement obligation for any Reserve Account Letter of Credit. To the extent that any cash in the Debt Service Reserve Account or the Major Maintenance Reserve Account is replaced with a Reserve Account Letter of Credit, such cash shall be deposited in the Revenue Account under the Security Agreement and shall be available for disbursement in accordance with Section 3.03 of the Security Agreement.

9.17 DOE Requirements.

The Issuer shall take all actions required by the Program Requirements, including:

(a) From and after the date on which the Issuer receives written notice from DOE of the obligation to do so, the Issuer shall timely comply with the reporting requirements set out in Section 1512(c) of Title XV of Division A of the Recovery Act. Such reporting shall be done in accordance with the procedures set out or otherwise referenced in 2 C.F.R. Section 176.50 and the Program Requirements. DOE may require in its notice that such reporting relate back to the date hereof. Accordingly, the Issuer shall at all times maintain such records as may be necessary, in the event DOE issues such notice, to undertake such reporting obligations;

(b) (i) In accordance with Title XVII, beginning on the date hereof, all laborers and mechanics employed by contractors and subcontractors in the performance of construction work financed in whole or in part by a loan guaranteed under Title XVII (solely with respect to work performed from and after the Closing Date), shall be paid wages at rates not less than those prevailing on similar work in the relevant locality as determined by the Secretary of Labor in accordance with the Davis-Bacon Act. In furtherance of this requirement, the contract clauses set out in 29 CFR 5.5(a)(1) through (10) are attached hereto as Schedule 9.17(b) (as modified therein) and are hereby incorporated herein as though set out in their entirety in this Section 9.17(b)(i) and, as provided therein, shall be incorporated into all other Davis-Bacon Act Covered Contracts (as defined in Schedule 9.17(b));

(ii) The Issuer, on DOE’s behalf, shall systematically review the certified payroll records that it maintains for its own laborers and mechanics pursuant to subparagraph (b)(3)(i) of Schedule 9.17(b) and those that it receives for the laborers and mechanics of any Contract Party pursuant to subparagraph (b)(3)(ii)(A) of Schedule 9.17(b). The Issuer shall promptly notify the Contracting Officer in writing when it receives any complaint related to non-compliance with the Davis-Bacon Act, or discovers in the course of its systematic review of the certified payroll records an incident that the Issuer reasonably believes to be a case of such non-compliance and which, in each case, the Issuer cannot resolve on its own, and shall forward to the Contracting Officer (1) the complaint or a written summary of the non-compliant incident, (2) a summary of the Issuer’s investigation into such complaint or such incident, and (3) the relevant certified payroll records. Certified payroll records maintained by the Issuer shall be preserved for three years after completion of work. Notwithstanding anything to the contrary in subparagraph (b)(3)(ii)(A) of Schedule 9.17(b), the Issuer shall maintain such certified payroll records at a site designated by the Issuer and shall make such records available to DOE and the U.S. Department of Labor when necessary, and upon request, for purposes of an investigation or audit of compliance with prevailing wage requirements. Certified payroll records maintained by the Issuer shall be considered federal government records for the purposes of the Freedom of Information Act, 42 U.S.C. 552. The Issuer shall provide such records to DOE within five (5) days of receipt of any request for such records from DOE; and

(iii) The wage determination of the Secretary of Labor is attached hereto as Schedule C;

(c) The Issuer shall maintain books and records of the Project and providing DOE reasonable access to such books and records for the purposes of audit, examination and performance evaluation of the Project; and

(d) The Issuer shall provide DOE or its representative with access to the Project site at all reasonable times in order to monitor the performance of the Project in accordance with Section 609.10(d)(18) of Attachment G of the DOE Solicitation.

9.18 Priority Right to Capacity on Transmission Facilities.

The Issuer shall at all times retain a right to the capacity available on the Transmission Facilities to the full extent required in order for the Issuer to transmit the entire energy output of the Project to the interconnection with Sierra Pacific Power Company and to sell all other products produced by the Project in the relevant markets.

10. NEGATIVE COVENANTS.

The Issuer covenants that so long as the Note is outstanding:

10.1 Business Activities.

The Issuer shall not engage in any business activity other than the business described for it in Section 5.29 and business activities reasonably incidental thereto. The Issuer will not at any time have any employees.

10.2 Indebtedness.

The Issuer shall not create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

(a) Indebtedness in respect of the Note and other Obligations;

(b) the Intercompany Note prior to the Closing Date;

(c) the PPA Letter of Credit;

(d) Trade Indebtedness;

(e) arrangements for the deferred payment of Nevada state sales tax associated with the equipment used in the Project, which arrangements are in existence as of the Closing Date;

(f) installment payment plans for insurance for the Project;

(g) Indebtedness secured by Liens described in clause (vi) of the definition of Permitted Liens; and

(g) additional Indebtedness not otherwise permitted hereunder, if (i) no Default or Event of Default has occurred and is continuing at the time such additional Indebtedness is incurred, (ii) such Indebtedness has been approved by the Required Senior Creditors in their sole discretion, (iii) such additional Indebtedness shall be used solely to develop and construct additional electric generating capacity using the geothermal resources under the Project Land and (iv) the Lead Lender is given an exclusive right of first offer on such additional Indebtedness, which exclusive right of first offer shall be effective for a period of no less than two (2) months from the date on which the Issuer requests in writing the approval of the Required Senior Creditors for that additional Indebtedness.

10.3 Liens.

The Issuer shall not create, incur, assume, suffer to exist or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise) any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except Permitted Liens.

10.4 Investments.

The Issuer shall not make, incur, assume or suffer to exist an Investments in any other Person, except:

(a) Investments existing on the Closing Date and identified in Schedule 10.4; and

(b) without duplication, Investments permitted under the Security Agreement.

10.5 Restricted Payments.

On and at all times after the Closing Date, the Issuer shall not (notwithstanding the terms of any Organic Document) declare, pay or make any dividend or distribution (in cash, property or obligations) on any membership interests (now or hereafter outstanding) or on any rights with respect to membership interests now or hereafter outstanding or apply any funds, property or assets to the purchase, redemption, sinking fund or other retirement of, or agree to purchase or redeem any membership interests unless (i) no Default or Event of Default exists on the date of such dividend, distribution, payment or purchase, (ii) the Debt Service Reserve Available Amount is at least equal to the Debt Service Reserve Minimum Amount, (iii) the Major Maintenance Available Amount is at least the Major Maintenance Reserve Minimum Amount, (iv) the amount on deposit in the Resource Maintenance Reserve Account, if required, is at least the Resource Maintenance Reserve Minimum Amount and (v) the Issuer has provided the Independent Engineer, the Senior Creditors, the Administrative Agent, the Master Servicer and the Security Trustee with a certificate of a Senior Financial Officer of the Issuer certifying that the Debt Service Coverage Ratio of the Issuer (A) has met or exceeded 1.20:1 for the Historic Test Period immediately preceding the date of such dividend, distribution, payment or purchase and (B) shall, on a pro forma basis based on reasonable assumptions and giving effect to such dividend, distribution, payment or purchase, meet or exceed 1.20:1 for each of the four (4) consecutive Fiscal Quarters ending immediately succeeding the date of such dividend, distribution, payment or purchase.

Notwithstanding the foregoing, this Section 10.5 shall not be deemed to supersede the payment provisions of Article III of the Security Agreement.

10.6 Consolidation; Merger.

(a) The Issuer shall not liquidate or dissolve, consolidate or amalgamate with, or merge into or with, any other Person, or purchase or otherwise acquire all or any substantial part of the assets or stock of any Person.

(b) Without limiting the generality of the foregoing, the Issuer shall not be a party to any merger or consolidation, or transfer, sell, assign, convey, lease or otherwise dispose of its Property, or acquire any assets, in any transaction (i) in which any party to such transaction is not in compliance with the Anti-Terrorism Order or (ii) would result in the Issuer having any liability to repay any cash grants received by the Issuer under Section 1603.

10.7 Asset Dispositions.

The Issuer shall not sell, transfer, lease, contribute or otherwise convey or dispose of, all or any part of its assets to any Person, except:

(a) (i) the sale, transfer, lease, contribution or conveyance of electric energy, capacity or environmental attributes pursuant to the Power Purchase Agreement, (ii) the licensing of Intellectual Property to the Project Operator, or (iii) leases or subleases of real property not Materially interfering with the conduct of business of the Issuer; or

(b) if such assets are worn out or obsolete and the net book value of such assets (determined in accordance with GAAP), together with the net book value of all other assets sold, transferred, leased, contributed or conveyed by the Issuer pursuant to this clause, does not exceed $100,000 in any Fiscal Year.

10.8 Modification of Organic Documents.

The Issuer shall not consent to any amendment, supplement or other modification of any of the terms or provisions contained in, or applicable to, any Organic Document of the Issuer, which (a) violates the terms of this Agreement or any other Operative Document, (b) may reasonably be expected to have a Material Adverse Effect upon the rights, interests or privileges of the Senior Creditors or the Security Trustee or their ability to enforce the same or (c) results in the imposition or expansion in any material respect of any restriction or burden on the Issuer. The Issuer shall, prior to entering into any amendment, addition or other modification of any of its Organic Documents, deliver to the Senior Creditors, the Administrative Agent, the Master

Servicer and the Security Trustee reasonably in advance of the execution thereof, any final or execution form copy of amendments, supplements, additions or other modifications to such Organic Documents, and agrees not to take any such action with respect to any such Organic Documents, in contravention of the terms hereof.

10.9 Transactions with Affiliates.

The Issuer shall not enter into any transaction, including, without limitation, the purchase, sale, transfer, lease or exchange of property or the rendering or purchase of any service to or from any Affiliate of the Issuer, except in the ordinary course of, and pursuant to the reasonable requirements of, the Issuer’s business and on reasonable terms substantially equivalent to terms available in a comparable arm’s-length transaction with an unaffiliated Person. This Section 10.9 shall not be construed to prohibit, impair or affect any contract in effect on the Closing Date and included in Schedule 5.22, the ability of HoldCo to make equity contributions to the Issuer or the payment of any fees set forth in the Closing Date Flow of Funds Memo.

10.10 Restrictive Agreements.

The Issuer shall not enter into any agreement (excluding the TCW NPA, this Agreement and any other Loan Document as in effect on the date hereof) prohibiting the ability of the Issuer to amend or otherwise modify this Agreement or any other Loan Document.

10.11 Management Fees; Expenses.

The Issuer shall not pay management, advisory, consulting or other similar fees, other than as set forth in the Operating Budget approved by the Required Senior Creditors.

10.12 Accounting Changes.

The Issuer shall not change its Fiscal Year without the prior consent of the Required Senior Creditors. The Issuer shall not make or permit any change in accounting policies or reporting practices except as required or permitted by GAAP.

10.13 Limitation on Sale and Leaseback Transactions.

The Issuer shall not enter into any arrangement with any Person whereby in a substantially contemporaneous transaction the Issuer sells all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.

10.14 ERISA.

Issuer shall not and shall not permit any ERISA Affiliate to:

(a) engage in any transaction in connection with which it could be subject to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the Code; and

(b) terminate any Pension Plan in a “distress termination” under Section 4041 of ERISA, or take any other action which could result in a material liability of the Issuer or any ERISA Affiliate to the PBGC.

10.15 Burdensome Agreements.

The Issuer shall not be a party to any instrument or subject to any charter or other corporate restriction which may reasonably be expected to have a Material Adverse Effect.

10.16 Borrower Revenues; Project Distributions.

The Issuer shall not pay or receive any Borrower Revenues or Project Distributions except in accordance with the terms of the Security Agreement.

10.17 Indebtedness of Others.

The Issuer shall not purchase, repurchase or otherwise acquire any Indebtedness of other Persons.

10.18 Material Contracts.

The Issuer shall not enter into any Material contract, other than with respect to a Replacement Contract permitted under the Security Agreement, without the prior consent of the Required Senior Creditors.

10.19 Regulation.

The Issuer shall not take any action (or omit to take any action that it has the authority to take) which could reasonably be expected to result in the representation in Section 5.17 becoming untrue as a result of such action or omission.

10.20 Use of Proceeds.

The Issuer shall not apply the proceeds of the sale of the Note other than as provided in Schedule 5.14 or apply any part of such proceeds directly or indirectly, and whether immediately, incidentally or ultimately, for the purpose of buying or carrying any margin security within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II, for the purpose of reducing or retiring any indebtedness originally incurred for such purpose, or for any purpose which violates or is inconsistent with the provisions of said Regulations T, U and X.

10.21 New Subsidiaries.

The Issuer shall not create or suffer to exist any Subsidiary without the prior consent of the Required Senior Creditors.

10.22 Other Projects.

The Issuer shall not, and shall not permit any Affiliate of the Issuer to, develop a project or permit a project to be developed near the Project or the Project Land without the prior written consent of the Required Senior Creditors, the Resource Analyst and the Independent Engineer, which consents shall not be unreasonably withheld or delayed, so long as the Required Senior Creditors, the Resource Analyst and the Independent Engineer determine in their reasonable discretion that such development shall not adversely impact the geothermal resource, water rights or transmission access available to the Issuer and the Project or the performance of the Issuer or the Project compared to the performance projected in the Pro Forma Projections delivered on the Closing Date.

10.23 Use of Transmission Facilities.

The Issuer shall not permit any other party, including the Issuer’s Affiliates, to obtain any interest in or use the Transmission Facilities or the Easements without the prior written consent of the Required Senior Creditors, the Resource Analyst and the Independent Engineer, which consents shall not be unreasonably withheld or delayed, so long as the Required Senior Creditors, the Resource Analyst and the Independent Engineer determine in their reasonable discretion that such interest or use shall not adversely impact the geothermal resource, water rights or transmission access available to the Issuer and the Project or the performance of the Issuer or the Project compared to the performance projected in the Pro Forma Projections delivered on the Closing Date.

10.24 Adjustment of Average Annual Supply Amount.

(a) Prior to October 1 of each Contract Year (as defined in the Power Purchase Agreement), the Issuer shall adjust the Average Annual Supply Amount (as defined in the Power Purchase Agreement) for the subsequent year to be ninety-seven percent (97%) of the Average Annual Supply Amount for the current Contract Year pursuant to Section 3.7.2 of the Power Purchase Agreement, and shall adjust the Yearly PC Amount and the Supply Amount (each term as defined in the Power Purchase Agreement) accordingly. If (A) either (i) the projected Average Annual Supply Amount for the Project for the current Contract Year is anticipated to be one hundred and five percent

(105%) of the current Average Annual Supply Amount, or (ii) there have been changes in the performance of the Project during the current Contract Year that are reasonably expected, as determined by the Resource Analyst or the Independent Engineer, as appropriate, to cause the Average Annual Supply Amount for the Project for the following Contract Year to be one hundred and five percent (105%) of the current Average Annual Supply Amount and the projected Average Annual Supply Amount for the Project for the current Contract Year is anticipated to be one hundred percent (100%) of the current Average Annual Supply Amount, and (B) nothing contained within any report provided by the Resource Analyst or the Independent Engineer to the Senior Creditors or the Administrative Agent would reasonably be expected to cause the Issuer to be required to pay Replacement Costs or PC Replacement Costs (as defined in the Power Purchase Agreement) during the remaining term of the Power Purchase Agreement, then the Issuer shall not be required to reduce the Average Annual Supply Amount for the following Contract Year.

(b) Except for reductions to the Average Annual Supply, Yearly PC Amount and Supply Amount (each as defined in the Power Purchase Agreement) pursuant to paragraph (a) of this Section 10.24, the Issuer shall not adjust the Average Annual Supply Amount, Yearly PC Amount or Supply Amount under the Power Purchase Agreement without the prior written consent of the Required Senior Creditors, which consent shall not be unreasonably withheld so long as no Default or Event of Default has occurred and is continuing.

10.25 Commingling.

The Issuer shall (i) maintain records and books of account separate from those of any other Affiliate; (ii) not commingle its funds or assets with those of any Affiliate; and (iii) provide that its manager or other analogous governing Person or body shall hold all appropriate meetings and take all appropriate actions to authorize and approve the Issuer’s actions, which meetings and actions shall be separate from those of the Issuer’s Affiliates.

10.26 Modification of Project Documents.

The Issuer shall not amend or waive any provision of the Major Project Documents without the prior written consent of the Required Senior Creditors.

11. DEFAULT.

11.1 Default Remedies.

If an “Event of Default” shall exist within the meaning of the Security Agreement, the Security Trustee and Senior Creditors shall have the rights and remedies provided in the Security Documents in accordance with the terms thereof.

11.2 Specific Performance.

If the Issuer defaults in the performance of any provision of this Agreement, the Note, the Security Agreement or the Deed of Trust, or if HoldCo defaults in the performance of any provision of the Pledge Agreement, which default is not cured within the applicable cure period, if any, the Security Trustee and the Senior Creditors, acting pursuant to the terms of Section 22 and the Security Agreement, shall have the right and remedy, without posting bond or other security, and in addition to the rights and remedies provided in the Loan Documents, to have the provisions of any of the Loan Documents specifically enforced against the Issuer or HoldCo, as applicable, by any court having equity jurisdiction.

12. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTE.

12.1 Registration of Note.

The Issuer shall keep at its principal executive office a register for the registration and registration of transfers of the Note(s). The name and address of the holder(s) of the Note(s), each transfer thereof and the name and address of each transferee of the Note(s) shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note(s) shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Issuer shall not be affected by any notice or knowledge to the contrary.

12.2 Transfer and Exchange of Note(s).

Any holder of a Note may assign or transfer its Note to another Person with the prior, written consent of the Required Holders and, so long as no Event of Default has occurred and is continuing, the Issuer (which consent in each case shall not be unreasonably withheld or delayed), and to the extent that the DOE Guarantee is in effect, shall be subject to Section 5 of the DOE Guarantee. Upon surrender of any Note at the principal executive office of the Issuer for registration of transfer or exchange (and in the case of a surrender for registration of transfer), duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof, the Issuer shall execute and deliver, at the Issuer’s expense (except as provided below), one or more new Notes in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Issuer may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of the Note(s). Notes shall not be transferred in denominations of less than $1,000,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $1,000,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 6.1 and Section 6.2 and to have expressly agreed to the provisions of Section 21. The Issuer shall promptly notify the Administrative Agent and DOE of any transfer or exchange of the Note(s) under this Section 12.2.

12.3 Replacement of the Note(s).

Upon receipt by the Issuer of evidence reasonably satisfactory to it of the ownership of, and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor or any entity owned entirely by Institutional Investors, notice from such Institutional Investors of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $75,000,000, the unsecured agreement of indemnity of such Person with a minimum net worth of at least $75,000,000 shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

the Issuer at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

13. PAYMENTS ON NOTE AND FEES.

13.1 Place of Payment.

Subject to Section 13.2, payments of principal, Make Whole Amount or Modified Make Whole Amount, if any, and interest becoming due and payable on the Note and payments of the Administrative Fee, the Maintenance Fee and the Master Servicer’s fees shall be made in Reno, Nevada at the principal office of the Issuer. The Issuer may at any time, by notice to Purchaser and the Administrative Agent, change the place of payment of such amounts so long as such place of payment shall be either the principal office of the Issuer in the United States or the principal office of a bank or trust company in the United States.

13.2 Home Office Payment.

So long as the Purchaser or the Purchaser’s nominee shall be the holder of the Note, and notwithstanding anything contained in Section 13.1 or in the Note to the contrary, the Issuer or the Security Trustee acting pursuant to the provisions of the Security Agreement shall pay all sums becoming due on the Note for principal, Make Whole Amount or Modified Make Whole Amount, if any, and interest and payments of the Administrative Fee by the method and at the address specified for such purpose in Schedule A, or by such other method or at such other address as the Purchaser or the Administrative Agent shall have from time to time specified to the Issuer in writing for such purpose, without the presentation or surrender of the Note or the making of any notation thereon, except that upon written request of the Issuer made concurrently with or reasonably promptly after payment or prepayment in full of the Note, the Purchaser shall surrender the Note for cancellation, reasonably promptly after any such request, to the Issuer at its principal executive office or at the place of payment most recently designated by the Issuer pursuant to Section 13.1; provided that, the Issuer or the Security Trustee acting pursuant to the provisions of the Security Agreement shall pay any and all sums due to DOE under Section 5.09 of the Security Agreement by wire transfer of immediately available US dollars to the bank and account notified by DOE to the Issuer, the Administrative Agent and the Security Trustee from time to time. Prior to any sale or other disposition of the Note held by the Purchaser or the Purchaser’s nominee, the Purchaser shall, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender the Note to the Issuer in exchange for a new Note pursuant to Section 12.2. The Issuer shall afford the benefits of this Section 13.2 to any Institutional Investor that is the direct or indirect transferee of the Note purchased by the Purchaser under this Agreement and that has made the same agreement relating to the Note as Purchaser has made in this Section 13.2.

14. EXPENSES, ETC.

14.1 Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Issuer shall pay all actual incurred costs and expenses (including fees and expenses of a special counsel, local or other counsel and other consultants, including the Independent Engineer, the Water Rights Engineer, the Resource Analyst, the Environmental Consultant and the Purchaser’s insurance consultant) incurred by the holders of the Note(s), the Certificate Holders, the Security Trustee, the Noteholder Trustee and the Administrative Agent in connection with such transactions and in connection with any amendments, waivers, approvals or consents under or in respect of this Agreement or the Note (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Note(s), the Trust Agreement or the Trust Certificates or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Note(s), the Trust Agreement or the Trust Certificates, or by reason of being a holder of any Note or Trust Certificate, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Issuer or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Note(s), (c) the costs and expenses, including the Independent Engineer’s fees and expenses, in reviewing the annual Operating Budget, (d) the costs and expenses, including the Resource Analyst’s and the Independent Engineer’s fees and expenses, associated with establishing the Resource Maintenance Reserve Minimum Amount, (e) the costs and expenses incurred in retaining a consultant to review projections in connection with a prepayment of the Note. The Issuer shall pay, and shall save the holders of the Note(s), the Noteholder Trustee, the Certificate Holders and the Administrative Agent harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those claiming by, under or through the Purchaser), and (f) any fees payable pursuant to 8.9(c) and (d) hereof.

14.2 Issue Taxes.

The Issuer shall pay all taxes, except for the Purchaser’s local, state or federal income taxes (“Excluded Taxes”), in connection with the issuance and sale of the Note and in connection with any modification of the Note and shall save Purchaser harmless against any and all liabilities relating to such taxes.

14.3 Survival.

The obligations of the Issuer under this Section 14 shall survive the payment or transfer of the Note, the enforcement, amendment or waiver of any provision of this Agreement or the Note, and the termination of this Agreement.

15. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Note, the purchase or transfer by the Purchaser of the Note(s) or interest therein and the payment of the Note(s), and may be relied upon by any subsequent holder of the Note(s), regardless of any investigation made at any time by or on behalf of the Purchaser. All statements contained in any certificate or other instrument delivered by or on behalf of the Issuer pursuant to this Agreement shall be deemed representations and warranties of the Issuer under this Agreement. Subject to the preceding sentence, this Agreement, the Note and the other Loan Documents to which the Issuer is a party or by which the Issuer is bound embody the entire agreement and understanding among the Purchaser, DOE, the Issuer and the Administrative Agent, and supersede all prior agreements and understandings relating to the subject matter hereof.

16. AMENDMENT AND WAIVER.

16.1 Requirements.

This Agreement and the Note(s) may be amended, and the observance of any term hereof or of the Note(s) may be waived (either retroactively or prospectively), only in accordance with Section 22 and with the concurrence of the Issuer and subject to the provisions of Article V of the Security Agreement relating to acceleration or rescission. Any such amendment or waiver that constitutes a “modification” within the meaning set forth in Section 502(9) of the Federal Credit Reform Act of 1990 and OMB Circular A-11 may be subject to the availability to DOE of funds appropriated by Congress to meet an increase, if any, in the Credit Subsidy Cost. Notwithstanding any provision of Section 22 to the contrary, any amendment or waiver relating to Section 21 of this Agreement shall not become effective without the written agreement of the Administrative Agent.

16.2 Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 16 is binding upon the Senior Creditors and upon each future holder of the Note(s) and upon the Issuer without regard to whether the Note has been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly or generally amended or waived or impair any right consequent thereon. No course of dealing between the Issuer or the Senior Creditors nor any delay in exercising any rights hereunder or under the Note(s) shall operate as a waiver of any rights of any of the Senior Creditors. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

16.3 Note held by the Issuer, etc.

Solely for the purpose of determining whether the Required Senior Creditors approved or consented to any amendment, waiver or consent to be given under this Agreement or the Note(s), or has directed the taking of any action provided herein, any Notes or Trust Certificates directly or indirectly owned by the Issuer or any of its Affiliates shall be deemed not to be outstanding.

17. NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy or electronic mail if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to Purchaser, at the address specified for such communications in Schedule A, or at such other address as Purchaser shall have specified to the Issuer in writing,

(ii) if to DOE, at:

United States Department of Energy
Loan Guarantee Program Office
1000 Independence Avenue, S.W.
Washington, D.C. 20585
Attention: Director, LGPO

With a copy to the same address:

Attention: Director, Portfolio Management
E-mail: lpo.portfolio@hq.doe.gov
Telephone: (202) 287-6738 Facsimile: (202) 287-5816

With a copy to Programmatic Counsel:

David Evans
Clifford Chance US LLP
2001 K Street NW
Washington, DC 20006
Telephone: (202) 912-5062
Facsimile: (202) 912-6000

(iii) if to the Administrative Agent, at:

John Hancock Life Insurance Company (U.S.A.)
197 Clarendon Street
Boston, MA 02166
Attention: Bond and Corporate Finance, C-2

(iv) if to the Master Servicer, at:

Midland Loan Services, Inc.
10851 Mastin, Suite 300
Overland Park, Kansas 66210
Attn: Bradley J. Hauger

(v) if to the Certificate Holders, at the address specified for such communication in Exhibit D to the Trust Agreement, and

(vi) if to the Issuer, at its address set forth on the first page hereof to the attention of its Senior Financial Officer, or at such other address as the Issuer shall have specified to Purchaser and DOE in writing.

Notices under this Section 17 shall be deemed given (x) if sent by telecopy and electronic mail, when sent with confirmation of receipt, or (y) if mailed or sent by overnight delivery service upon receipt or first refusal of delivery.

18. REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by the Purchaser, the Administrative Agent and DOE at the Closing (except the Note itself), and (c) financial statements, certificates and other information previously or hereafter furnished to each of the Senior Creditors, the Master Servicer and/or the Administrative Agent, may be reproduced by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and each of the Senior Creditors, the Master Servicer and/or the Administrative Agent may destroy any original document so reproduced. The Issuer agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by any Senior Creditor in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 18 shall not prohibit the Issuer, the Senior Creditors, the Master Servicer and/or the Administrative Agent from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

19. CONFIDENTIAL INFORMATION.

(a) For the purposes of this Section 19, “Confidential Information” means information delivered to any Senior Creditor, the Master Servicer or the Administrative Agent by or on behalf of the Issuer in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Senior Creditor, the Master Servicer or the Administrative Agent as being confidential information of the Issuer, provided that such term does not include information that (a) was publicly known or otherwise known to such Senior Creditor, the Master Servicer or the Administrative Agent prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Senior Creditor, the Master Servicer or the Administrative Agent or any person acting on their behalf or at their direction, (c) otherwise becomes known to such Senior Creditor, the Master Servicer or the Administrative Agent other than through disclosure by the Issuer or (d) constitutes financial statements delivered to such Senior Creditor, the Master Servicer or the Administrative Agent under Section 7.1 that are otherwise publicly available. Each of the Senior Creditors, the Master Servicer and the Administrative Agent, and anyone acting on its behalf or at its direction, shall maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Senior Creditor, the Master Servicer or the Administrative Agent, as applicable, in good faith to protect confidential information of third parties delivered to each of the Senior Creditors, the Master Servicer and the Administrative Agent, provided that each of the Senior Creditors, the Master Servicer and the Administrative Agent, as applicable, may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by the Note), (ii) the Independent Engineer, the Water Rights Engineer, the Resource Analyst, the Insurance Advisor, its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 19, (iii) any Institutional Investor to which the Purchaser sells or offers to sell the Note or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 19), (iv) any Person from which the Purchaser offers to purchase any security of the Issuer (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 19), (v) any federal or state regulatory authority having jurisdiction over it, (vi) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about its investment portfolio or (vii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to it, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which it is a party or (z) if an Event of Default has occurred and is continuing, to the extent it may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under the Note(s) and this Agreement. The holder of any Note, by its acceptance of that Note, shall be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 19 as though it were a party to this Agreement. On reasonable request by the Issuer in connection with the delivery to any Senior Creditor, the Administrative Agent or the Master Servicer of information required to be delivered to the holder under this Agreement or requested by such Senior Creditor, the Master Servicer or the Administrative Agent, such Senior Creditor, the Master Servicer or the Administrative Agent shall enter into an agreement with the Issuer embodying the provisions of this Section 19.

(b) Notwithstanding the foregoing, the parties acknowledge and agree that all correspondence, books, documents, papers and records relating to the structuring, negotiation and execution of the Loan Documents and the transactions contemplated herein, and all supporting documentation, financial statements, audit reports or independent accounting firms, permits and regulatory approvals, furnished or otherwise made available to DOE in connection with the transactions contemplated herein, shall be handled in accordance with all applicable federal laws, rules and regulations, including, but not limited to the Trade Secrets Act, 18 U.S.C. § 1905, and the Freedom of Information Act, 5 U.S.C. § 552, and DOE’s implementing regulations at 10 C.F.R. 1004.

20. LIMITATION OF LIABILITY.

Neither the holder of any Note nor the Noteholder Trustee nor any Certificate Holder nor DOE nor the Administrative Agent nor the Security Trustee (a) shall have any liability, obligation or responsibility whatsoever to the Issuer with respect to the ownership, operation or maintenance of the Project, (b) shall have any obligation to inspect the Project, nor (c) shall be liable for the performance or default by the Issuer, the Project, any contractor or any other Person, or for the failure to protect or insure the Project, or for the payment of costs of labor, materials or services supplied for the operation of the Project, or for the performance of any obligation of the Issuer whatsoever.

21. ADMINISTRATIVE AGENT.

21.1 Appointment of Administrative Agent.

The Purchaser (on its own behalf and on behalf of all subsequent holders of the Note(s)) hereby irrevocably designates and appoints John Hancock Life Insurance Company (U.S.A.) as the Administrative Agent under this Agreement and the other Loan Documents, and the Purchaser irrevocably authorizes John Hancock Life Insurance Company (U.S.A.), in the capacity of Administrative Agent, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any holder of any Note or DOE, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

21.2 Duties of Administrative Agent.

The Administrative Agent shall have the following obligations:

(a) Verification of receipt of Note payments by each holder of a Note;

(b) Collection of financial statements and other reports and information to be provided under Section 7 herein and provision of same to DOE, each holder of a Note and each Certificate Holder;

(c) Certification to DOE, on a quarterly basis in the form attached hereto as Exhibit L within fifteen (15) days after the end of each calendar quarter, of the amount of proceeds from the sale of the Note(s) (if any) disbursed to the Issuer during such calendar quarter, the outstanding principal amount of the Note(s) as of the end of such calendar quarter, and the repayments of principal and interest and accruals of interest during the preceding calendar quarter, with all amounts stated separately for the Guaranteed Amount and the Unguaranteed Amount;

(d) Monitoring of liens on the Collateral under the Loan Documents;

(e) Collection and retention of information reasonably required to facilitate an audit and performance evaluation of the Project by DOE, including financial statements, audit reports, lists of Project assets and copies of Project Documents and Permits;

(f) Notifying DOE of any problems or irregularities concerning the Project or the Issuer’s ability to pay the Note of which the Administrative Agent obtains actual knowledge;

(g) Tracking and identifying the holder of the Note(s) and the holders of any interests in a pass through trust that becomes a holder of any Note through a centralized system maintained by the Administrative Agent;

(h) So long as no Event of Default has occurred and is continuing, determining in accordance with the terms of the Loan Documents whether to provide the following waivers and consents, which waivers and consents shall be provided to the Senior Creditors and the Issuer simultaneously and, to the extent that such waivers and consents are approved, executing the same:

(i) Extensions of the deadlines for delivery of financial statements and related certificates under Sections 7.1 and 7.2, such extensions not to exceed thirty (30) days;

(ii) Extensions of the deadlines for delivery of annual Operating Budgets under Section 7.1(c), such extensions not to exceed thirty (30) days;

(iii) Approval of (A) an annual Operating Budget that has been approved by DOE, in consultation with the Independent Engineer, and (B) increases in individual line items in a previously approved Operating Budget, provided that such increases are not more than $500,000 in the aggregate in any Fiscal Year;

(iv) Waiver of required prepayment notices under Section 8.4; (v) Consents to changes in insurance coverage or deductible amounts which are made in accordance with Section (B)(2) of Schedule 9.4 herein and approved by the Insurance Consultant;

(vi) Approval of the calculation of the Debt Service Reserve Minimum Amount in accordance with the provisions of the Security Agreement;

(vii) Approval of the list of required spare parts for the Project if also approved by the Independent Engineer;

(viii) Consent to the release of a lien on obsolete or excess equipment disposed of by the Issuer in accordance with Section 10.7(b);

(ix) Approval for the granting of immaterial easements which do not require subordination of any lien to the easement created; and

(x) Consent, with the Independent Engineer, to an extension of time for the completion of the repair, replacement or reconstruction of the Project after an Event of Loss under Section 4.06(b) of the Security Agreement.

(i) Monitoring and notifying the Issuer when the consents of the Required Senior Creditors have been obtained;

(j) Directing the Security Trustee to draw upon Reserve Letters of Credit under Section 3.04(g) of the Security Agreement;

(k) Agreeing to extensions of time for repair, replacement or reconstruction of the Project, up to nine (9) months for the total time for such repair, replacement or reconstruction, under Section 4.06(b) of the Security Agreement;

(l) Making demands for payment under the DOE Guarantee;

(m)Collection and disbursements of payments by DOE under the DOE Guarantee;

(n) Preparation of any documentation reasonably required to effect DOE’s subrogation to the rights of the holder of any Note after a demand on the DOE Guarantee in accordance with Section 5.09 of the Security Agreement;

(o) Coordination of meetings with DOE after an Event of Default;

(p) Upon an Event of Default, provision of a written analysis describing the precipitating events and excepted consequences for that Event of Default;

(q) Reporting to the Master Servicer, as required under the Program Requirements; and

(r) Performing the obligations of the Administrative Agent under the Trust Agreement, including without limitation:

(i) Delivery of agreements, documents and instruments to the Noteholder Trustee for execution;

(ii) Instruction to the Noteholder Trustee as to the payment of amounts due to the Certificate Holders under the Trust Agreement and the Trust Certificates; and

(iii) Instruction to the Noteholder Trustee as to actions to be taken under the Trust Agreement Each consent or waiver requested from the Administrative Agent shall be addressed by the Administrative Agent in a manner that is consistent with its general internal guidelines and policies for note transactions.

21.3 Delegation of Duties.

The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through trustees, agents or attorneys-in-fact and shall be entitled to advice of counsel of its choice concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact selected by it with reasonable care.

21.4 Exculpatory Provisions.

Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Operative Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any holder of a Note or DOE for any recitals, statements, representations or warranties made by the Issuer, any Affiliate of the Issuer or any officer, director, manager, member, employee, agent, attorney-in-fact thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Issuer or any other party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any holder of a Note or DOE to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Issuer or any other Person.

21.5 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Issuer), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the holder of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Operative Document unless it shall first receive such legal advice or the concurrence of the Required Senior Creditors as it deems appropriate or it shall first be indemnified to its satisfaction by the Issuer against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a written request of the Required Senior Creditors and such written request and any action taken or failure to act pursuant thereto shall be binding upon all the Senior Creditors.

21.6 Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from the Issuer or the holder of any Note referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a written notice, the Administrative Agent shall give notice thereof to the other holders of the Note(s).

21.7 Non-Reliance on Administrative Agent.

Each holder of the Note(s) and DOE expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Issuer or any of its Affiliates, shall be deemed to constitute any representation or warranty by the Administrative Agent to the holder of any Note or DOE. Each holder of any Note and DOE represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Issuer and its Affiliates and made its own decision with respect to the transactions contemplated by this Agreement and the other Loan Documents. Each holder of any Note and DOE also represents that it shall, independently and without reliance upon the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analyses, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Issuer and its Affiliates. Except for

notices, reports and other documents expressly required to be furnished to the holders of the Note(s) by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide the holder of any Note or DOE with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Issuer and its Affiliates that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

21.8 Administrative Agent in Its Individual Capacity.

With respect to any Note(s) or Trust Certificates held by John Hancock Life Insurance Company (U.S.A.), the terms “holder of the Note(s),” “Certificate Holder” and “Senior Creditor” shall (to the extent applicable) include John Hancock Life Insurance Company (U.S.A.) in its individual capacity.

21.9 Successor Administrative Agent.

John Hancock Life Insurance Company (U.S.A.) may resign as Administrative Agent upon thirty (30) days’ notice to the Issuer, the holders of the Note(s), DOE and the Master Servicer. If John Hancock Life Insurance Company (U.S.A.) should resign as Administrative Agent, the Required Holders shall appoint a successor Administrative Agent, which successor agent shall be subject to approval by DOE (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and John Hancock Life Insurance Company (U.S.A.)’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of John Hancock Life Insurance Company (U.S.A.) or any of the parties to this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date that is thirty (30) days following John Hancock Life Insurance Company (U.S.A.)'s notice of resignation, John Hancock Life Insurance Company (U.S.A.)'s resignation shall nevertheless thereupon become effective and the holders of the Note(s) shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Holders appoint a successor agent as provided for above. After any Person’s resignation as Administrative Agent, the provisions of this Section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

22. SENIOR CREDITOR APPROVAL PROCESS.

22.1 Approval of Amendments by DOE.

Except as set forth in Sections 16.1, 22.2 and 22.3 and for so long as the DOE Guarantee remains in effect and the DOE has not defaulted under the DOE Guarantee, all amendments to and waivers, consents and directions under the Loan Documents, the NGP Letter Agreement and the Project Documents requiring the action or consent of the Required Senior Creditors (which do not include those waivers and consents assigned to the Administrative Agent in Section 21.2) shall become effective if approved or directed, as applicable, by DOE unless:

(a) so long as no Event of Default under Section 5.01(a) of the Security Agreement has occurred and is continuing, more than two-thirds in interest of the holders of Series B Certificates, or if no Series B Certificates are outstanding at the time, the holders of the Note(s) representing more than two -thirds of the outstanding Unguaranteed Amount, vote in writing against such amendment, waiver or, consent or direction in writing within forty-five (45) days following written notice from the Issuer to the Administrative Agent of DOE’s approval or direction; and

(b) if an Event of Default under Section 5.01(a) of the Security Agreement has occurred and is continuing, more than two-thirds in interest of the holders of Series B Certificates or if no Series B Certificates are outstanding at the time, the holders the Note(s) representing more than two-thirds of the outstanding Unguaranteed Amount, vote in writing within forty-five (45) days following written notice from the Issuer to the Administrative Agent of DOE’s approval or direction against such amendment, waiver or, consent or direction which (A) allows for any waiver, modification or consent under the Project Documents that would result in a Material adverse impact on cash flow to, or expenses payable by, the Issuer; (B) approves a new annual Operating Budget or materially changes the Issuer’s then current annual Operating Budget; (C) reduces or limits the Issuer’s insurance coverages or increases deductible amounts, other than as permitted under the Loan Documents; (D) extends the deadlines for the Issuer to provide an annual Operating Budget or financial statements and related certificates under Sections 7.1 and 7.2; (E) releases liens on obsolete equipment under Section 10.7; or (F) waives required prepayment notices under Section 8.4.

22.2 Consent of Senior Creditors.

The written consent of all of the Senior Creditors shall be required with respect to (i) reductions of principal, interest, or fees (other than payment of interest at the Default Rate), (ii)

extensions of scheduled maturities or times for payment or mandatory prepayment, (iii) changes to indemnity rights against the Issuer; (iv) changes that impose any restriction on the ability of the holder of the Note(s) or any Certificate Holder to assign any of its rights or obligations; and (v) changes to Section 3.03 of the Security Agreement.

22.3 Other Consents.

The written consent of all the holders of the Series B Certificates, or if no Series B Certificates are outstanding at the time, the holders of the Note(s) holding any portion of the outstanding Unguaranteed Amount, and DOE shall be required with respect to: (i) increases in secured indebtedness other than as provided herein or in the Security Agreement; (ii) releases of any of the Collateral (other than an asset disposition permitted under Section 10.7);(iii) any consensual subordination of the Trustee’s security interest in the Collateral to the lien to any other secured lender, or any consensual agreement to share priority position in respect of such security interest with any other such secured lender; (iv) any amendments to Section 5.04 of the Security Agreement; and (v) waivers of payment of interest at the Default Rate.

22.4 Limitation of Liability.

In no event shall any Senior Creditor or the Administrative Agent have any liability solely and directly related to the action or inaction of any other Senior Creditor or the Administrative Agent with respect to any amendments, waivers, consents or directions given or withheld under the Loan Documents.

22.5 Approval Process.

Solicitation. The Issuer shall transmit any request for an amendment, consent, waiver or direction under the Loan Documents or the NGP Letter Agreement to the Senior Creditors, the Administrative Agent, the Master Servicer and the Security Trustee as early as possible in advance of the date a decision is required, which request shall include the Issuer’s proposal for the Persons required to agree to that amendment, consent, waiver or direction under Section 21 and this Section 22. The Senior Creditors, the Administrative Agent, the Master Servicer and the Security Trustee shall assess the Issuer’s proposal and shall notify the Issuer upon their determination of which provision of Section 21 or this Section 22 governs such request. To the extent that the Senior Creditors purport that any action or request is made by the “Required Senior Creditors,” such Senior Creditors shall provide the Issuer, the Administrative Agent and the Master Servicer with a written statement providing the basis for such action or request. The Issuer shall deliver executed or true and correct copies of each amendment, waiver, consent or direction effected pursuant to the provisions of this Section 22 to the Senior Creditors, the Administrative Agent, the Master Servicer and the Security Trustee promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the Senior Creditors, the Administrative Agent, the Master Servicer and the Security Trustee.

23. MISCELLANEOUS.

23.1 Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind, and inure to the benefit of, their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

23.2 Payments Due on Non-Business Days.

Anything in this Agreement or the Note to the contrary notwithstanding, any payment of principal of or Make Whole Amount or Modified Make Whole Amount or interest on the Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day, and in such case such payment shall include, in addition, interest accrued on the payment from the specified payment date to the date of actual payment.

23.3 Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

23.4 Construction.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant; provided that any action expressly permitted by one covenant shall not be deemed to be prohibited by any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person. The date of this Agreement and the other Loan Documents “as of September 2, 2010” is for convenience only, and this Agreement and the other Loan Documents shall become effective only upon execution and delivery hereof and thereof on the Closing Date.

23.5 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

23.6 Governing Law; Consent to Jurisdiction.

(a) This Agreement shall be governed by, and construed and interpreted in accordance with, the federal law of the United States. To the extent that federal law does not specify the appropriate rule of decision for a particular matter at issue, it is the intention and agreement of the parties hereto that the substantive law of the State of New York shall be adopted as the governing federal rule of decision.

(b) The Issuer hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the state and federal courts located in the Borough of Manhattan, City of New York, in the State of Delaware and in the District of Columbia, and appellate courts from any thereof, in any action or proceeding arising out of or relating to the Loan Documents, or for recognition or enforcement of any judgment in respect thereof, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such courts of the State of New York, the State of Delaware or the District of Columbia or, to the extent permitted by law, in such courts of the United States. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties agrees that nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to the Loan Documents in the courts of any other jurisdiction. The Issuer hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Loan Documents in any such state or federal court. The Issuer hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

23.7 Waiver of Jury Trial.

EACH OF THE PARTIES HERETO EXPRESSLY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

* * * * *

If in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Issuer, whereupon the foregoing shall become a binding agreement between you and the Issuer.

Very truly yours,

NGP BLUE MOUNTAIN I LLC

By:	/s/ Andrew Studley
Name:	Andrew Studley
Title:	Chief Financial Officer

The foregoing is hereby
agreed to as of the
date thereof.

NGP BLUE MOUNTAIN I NOTEHOLDER TRUST
By: Wilmington Trust Company, as Trustee

By:	/s/ J. Christopher Murphy
Name:	J. Christopher Murphy
Title:	Financial Services Officer

U.S. DEPARTMENT OF ENERGY

By:
Name:
Title:

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.), not in its individual capacity but solely as Administrative Agent

By:
Name:
Title:

The foregoing is hereby
agreed to as of the
date thereof.

NGP BLUE MOUNTAIN I NOTEHOLDER TRUST
By: Wilmington Trust Company, as Trustee

By:
Name:
Title:

U.S. DEPARTMENT OF ENERGY

By:	/s/ David Frantz
Name:	David Frantz
Title:	Director, Loan Guarantee Program

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.), not in its individual capacity but solely as Administrative Agent

By:
Name:
Title:

The foregoing is hereby
agreed to as of the
date thereof.

NGP BLUE MOUNTAIN I NOTEHOLDER TRUST
By: Wilmington Trust Company, as Trustee

By:
Name:
Title:

U.S. DEPARTMENT OF ENERGY

By:
Name:
Title:

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.), not in its individual capacity but solely as Administrative Agent

By:	/s/ Recep Kendircioglu
Name:	Recep Kendircioglu
Title:	Managing Director

SCHEDULE A

INFORMATION RELATING TO PURCHASER

NGP Blue Mountain I Noteholder Trust	One Note - $98,500,000.00

All payments shall be made by bank wire transfer of immediately available funds to:

Wilmington Trust Company
ABA: 031100092
A/C#: 099321-000
A/C Name: NGP Blue Mountain I Noteholder Trust
Attn: Steve Barone

All notices and communication with respect to the Note(s) shall be sent to:
Wilmington Trust Company
1100 North Market Street
Wilmington, DE 19890-1605
Attn: Corporate Trust Administration
Ref: NGP Blue Mountain I Noteholder Trust
302-636-6000 phone
302-636-4140 fax

Registered name of securities: NGP Blue Mountain I Noteholder Trust

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Action” Any (i) action, suit or proceeding of or before any Governmental Authority, (ii) investigation by a Governmental Authority or (iii) arbitral proceeding.

“Adjusted For Inflation” means, with respect to any amount, such amount as increased or decreased (as applicable) by a percentage equal to the Consumer Price Index for all Urban Consumers, as published by the United States Bureau of Labor Statistics for the period in question, or such other index as the Required Senior Creditors and the Issuer shall mutually select.

“Administrative Agent” is defined in the heading of this Agreement and includes any successors thereto under Section 21.9.

“Administrative Fee” is defined in Section 8.9.

“Affiliate” means, with respect to any Person, any other Person (excluding any Person which may otherwise be deemed an Affiliate hereunder solely because it is a trustee under, or a committee with responsibility for administering, any employee benefit plan (as defined in Section 3(3) of ERISA) or any Multiemployer plan (as defined in section 4001(a)(3) of ERISA)): (a) directly or indirectly Controlling, Controlled by, or under common Control with, such Person; (b) directly and indirectly owning or holding or receiving any equity interest, economic interest or other equity benefit in such Person in excess of five percent (5%); or (c) in which such Person directly or indirectly controls any voting stock or other equity interest in excess of five percent (5%); provided, however, that the TCW Note Holders shall not be deemed to be Affiliates of the Issuer or HoldCo solely as a result of (x) their warrants to acquire equity interests in NGP (unless such warrants are exercised) and (y) their contractual rights to payment with respect to cash-settled options in HoldCo. Notwithstanding the foregoing, each member, manager and officer of the Issuer shall be deemed to be an Affiliate of the Issuer.

“Amortization Date” is defined in Section 8.1.

“Anti-Terrorism Order” means Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States of America (Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism).

“Applicable Permit” means, with respect to the Project, any Permit, including any construction, zoning, environmental protection, pollution, sanitation, public utilities commission, health, safety, siting, water (including, without limitation, constituting any aspect of or otherwise relating to Water Rights) or building permit (a) that is necessary at any given time in the operation of the Project to construct, test, operate, maintain, repair, own or use the Project as contemplated by any Operative Document, to process waste, to enter into any Operative Document or to perform the obligations contemplated thereby, or (b) that is necessary so that neither the Issuer nor the holder of the Note (nor any Affiliate of the holder) may be deemed by any Governmental Authority to be subject to regulation under PUHCA or any Nevada laws or regulations respecting rates or the financial or organizational regulation of electric utility companies or local distribution companies supplying entities solely as a result of the ownership or operation of the Project by the Issuer or the sale of energy therefrom, or (c) that is required in connection with the execution, delivery or performance by the Issuer of any Operative Document. A list of all Applicable Permits is set forth in Schedule 5.7.

“Archeological Find” means any discovery of prehistoric archeological materials on the Project Land or any other location where such materials could interfere with the construction, operation or maintenance of the Project or any related facilities as contemplated by the Project Documents.

“Best of the Issuer’s Knowledge” means the actual knowledge of any Responsible Officer of the Issuer based on due inquiry.

“Borrower Revenues” means all cash, property or other value distributed or distributable to the Issuer, other than amounts distributable to the Issuer pursuant to Section 3.03(a)(xiv) of the Security Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in Reno, Nevada and New York, New York are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 as amended by the Superfund Amendments and Reauthorization Act of 1986, or as otherwise amended or reformed from time to time.

“CERCLIS” means the Comprehensive Environmental Response Compensation, and Liability Information System.

“Certificate Holders” shall mean the Initial Certificate Holder and each additional or subsequent holder of any Trust Certificate.

“Change in Control” means the failure of (a) HoldCo at any time to own directly one hundred (100) percent of the issued and outstanding membership interests and economic interests of the Issuer, on a fully diluted basis, such interests to be held free and clear of all Liens (other than Permitted Liens) or (b) NGP to Control, directly or indirectly, HoldCo, except that in the event of the occurrence of an event of default under the TCW NPA pursuant to which TCW has exercised remedies, TCW Agent, TCW Note Holders or a transferee of such Persons may exercise Control over HoldCo, and, in HoldCo’s capacity as the sole member of the Issuer, HoldCo may direct the Issuer to replace the Operator and the Cotenancy Manager under the Cotenancy Agreement; provided, however, that the Project Operator and Cotenancy Manager under the Cotenancy Agreement at such time is a Person (i) with substantial experience in the operation and maintenance of geothermal electric generating facilities and related transmission facilities (ii) with the technical, managerial and administrative expertise expected of an operator of a geothermal electric generating facility and related transmission facilities, (iii) that is not a Prohibited Person and (iv) that either assumes the existing O&M Agreement and Cotenancy Agreement or (subject to Section 5.01(l)(ii) of the Security Agreement) enters into a Replacement Contract for such O&M Agreement and Cotenancy Agreement (which Replacement Contact may provide for a fee due to the Project Operator and Cotenancy Manager that shall be no greater than the current market-based fee for such an agreement), each of (i), (ii) and (iii) above as determined by the Required Senior Creditors in the exercise of their reasonable judgment, such determination not to be unreasonably withheld or delayed.

“Closing” is defined in Section 3.

“Closing Date” is defined in Section 3.

“Closing Date Flow of Funds Memo” shall have the meaning ascribed thereto in the Security Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” shall have the meaning ascribed thereto in the Security Agreement.

“Commencement of Construction” is defined in Section 4.35.

“Commencement of Construction Date” is defined in Section 4.35.

“Confidential Information” is defined in Section 19.

“Consent” means a Consent and Agreement substantially in the form of Exhibit F (with such variance from the form as the Purchaser and the Administrative Agent may approve) as set forth in Schedule 5.2.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the ordinary course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The principal amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.

“Contract Party” is defined in Schedule 9.17(b).

“Contracting Officer” is defined in Schedule 9.17(b).

“Control” (including with correlative meanings, the terms “Controlling,” “Controlled by” and “under common Control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or membership interests, by contract or otherwise.

“Credit Subsidy Cost” means the net present value of the estimated long-term cost to the U.S. government of the DOE Guarantee, such amount to be determined by DOE and reviewed and approved by the OMB.

“Davis-Bacon Act” means Subchapter IV of Chapter 31 of Section A of Subtitle II of Title 40 of the United States Code, including and as implemented by the regulations set forth in parts 1, 3 and 5 of title 29 of the Code of Federal Regulations.

“Davis-Bacon Act Covered Contracts” is defined in Schedule 9.17(b).

“Debt Service Coverage Ratio” means, for any period, the ratio of (i) the difference between (x) without duplication, all Borrower Revenues (other than insurance proceeds relating to any coverage, except for business interruption insurance, but including the proceeds of any permitted asset sale) during such period or, in the case of future periods for purposes of pro forma calculations of the Debt Service Coverage Ratio, projected to be received (provided, however, that any amounts of Borrower Revenues then in dispute shall only be deemed Borrower Revenues during the period and in the amounts actually received) and (y) the operating expenses of the Project incurred or, in the case of future periods for purposes of pro forma calculations of the Debt Service Coverage Ratio, projected to be incurred, during such period including all amounts payable by the Issuer under a Project Document, the amount to be deposited in the property tax subaccount in the Operating Account, cash payments of any other tax obligations of the Issuer, non-discretionary capital expenditures, and all other non-capitalized expenditures of the Issuer that are necessary to operate the Project and all associated facilities and equipment and to maintain, repair, replace or otherwise keep the Project in good and serviceable working order in accordance with sound operating practices and the requirements of any Project Document relating to the Project to (ii) all payments required to be made by the Issuer during such period under the Loan Documents or in respect of other Indebtedness (other than Trade Indebtedness of the Issuer) whether for principal, interest, premiums, fees, net payments under any Rate Protection Agreement or other amounts but excluding any payments in respect of legal or consulting fees and expenses or payments in respect of any indemnities under any Loan Document; provided, however, that operating expenses in dispute shall be deemed operating expenses upon the earlier to occur of (i) the date of the resolution of the dispute or (ii) the date the disputed amount is paid.

“Debt Service Reserve Account” shall have the meaning ascribed thereto in the Security Agreement.

“Debt Service Reserve Available Amount” shall have the meaning ascribed thereto in the Security Agreement.

“Debt Service Reserve Minimum Amount” shall have the meaning ascribed thereto in the Security Agreement.

“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization or similar laws affecting the rights or remedies of creditors generally, including, without limitation, the United States Bankruptcy Code, as in effect from time to time.

“Deed of Trust” is defined in Section 1.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default in accordance with the terms of the Security Agreement.

“Default Rate” means that rate of interest that is 2.0% per annum above the rate of interest stated in clause (a) of the first paragraph of the Note.

“DOE” is defined in the heading of this Agreement.

“DOE Guarantee” is defined in Section 1.

“DOE Solicitation” means the DOE Loan Guarantee Solicitation Announcement –Federal Loan Guarantees for Commercial Technology Renewable Energy Generation Projects under the Financial Institution Partnership Program (Solicitation Number DE-FOA-0000166) issued on October 7, 2009, including all attachments.

“Drilling Expenditure Account” shall have the meaning ascribed thereto in the Security Agreement.

“Easements” means those easements, rights of way, licenses and other similar documents described in Part 2 of Exhibit A to the Security Agreement.

“Environmental Claim” means any claim, liability, investigation, litigation or administrative proceeding, whether pending or threatened pursuant to written notification, or any judgment or order relating to any Hazardous Material asserted or threatened pursuant to written notification against the Issuer or any event giving rise to liability of the Issuer under any Environmental Law with respect to the Project.

“Environmental Consultant” means McGinley and Associates, Inc.

“Environmental Laws” means any and all laws, statutes, ordinances, rules, regulations, orders, guidance or determinations of any Governmental Authority pertaining to public health, pollution, natural resources or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, or disposal of Hazardous Materials under common law, the Clean Air Act, CERCLA, the Federal Water Pollution Control Act, the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Toxic Substances Control Act, the Emergency Planning and Community Right to Know Act, the Endangered Species Act, the National Environmental Policy Act, the Oil Pollution Act, the Pollution Prevention Act, the Solid Waste Disposal Act and any other environmental conservation or protection or natural resource law of any applicable jurisdiction, all as may be hereafter amended, modified or supplemented from time to time; provided, that in the event any of the foregoing laws is amended, modified or supplemented so as to broaden the scope or basis of liability of the Issuer under any or all Environmental Laws, such amended, modified or supplemented meaning shall apply subsequent to the effective date of such amendment or modification with respect to all provisions of this Agreement; and provided further that, to the extent the laws of the state in which any property of the Issuer is located establish a meaning for “hazardous substance,” “release,” “solid waste,” “disposal” or any other term which is broader than that specified in any of the foregoing federal laws, such broader meaning shall apply to the Issuer for purposes of this Agreement.

“EPC Contract” means the Engineering, Procurement and Construction Contract, dated as of March 28, 2008, between Ormat Nevada, Inc. and the Issuer.

“EPC Substantial Completion” means “Substantial Completion” as defined in Section 15.3 of the EPC Contract.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means, with respect to the Issuer, any trade or business (whether or not incorporated) that is treated as a single employer together with the Issuer under section 414 of the Code.

“Event of Default” shall have the meaning ascribed thereto in the Security Agreement.

“Excluded Taxes” is defined in Section 14.2.

“Facility Fee” means one-half of one percent (1%) of the Guaranteed Amount of the Note(s), payable to DOE by the Lead Lender as follows: (i) twenty percent (20%) upon the execution of a term sheet and (ii) eighty percent (80%) on the Closing Date, which amount shall be promptly reimbursed by the Issuer to the Lead Lender.

“Financial Statements” is defined in Section 5.5.

“Fiscal Quarter” means any quarter of a Fiscal Year.

“Fiscal Year” means the period beginning on each January 1 and ending on the following December 31.

“FPA” means the Federal Power Act of 1935 and all rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means the United States, any state, any county, any city or any other political subdivision in which the Issuer operates, the Project or the Collateral is located, and any other political subdivision, agency, authority, board, bureau, commission, court, department, district or other instrumentality of any of the foregoing, including, without limitation, the Environmental Protection Agency.

“Governmental Requirements” means, as of the date of determination thereof, all applicable laws, ordinances, rules, regulations, judgments, interpretations, policy orders, decrees or similar forms of decision of any Governmental Authority.

“Guaranteed Amount” shall have the meaning ascribed thereto in the DOE Guarantee.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls) including, without limitation:

(a)	any “hazardous substance,” as defined by CERCLA;

(b)	any “hazardous waste,” as defined by the Resource Conservation and Recovery Act, as amended;

(c)	any petroleum product; or

(d)	any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended.

“Historic Test Period” means, with respect to any dividend, distribution, payment, purchase pursuant to Section 10.5, each of the four consecutive Fiscal Quarters immediately preceding such dividend, distribution, payment or purchase.

“HoldCo” is defined in Section 1.

“Holder” means, with respect to any Note the Person in whose name the Note is registered in the register maintained by the Issuer pursuant to Section 12.1.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a)	its liabilities for borrowed money;

(b)	its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)	all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

(d)	all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e)	all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money) and all amounts due as indemnification payments with respect to such liabilities of others;

(f)	Rate Protection Agreements of such Person; and

(g)	any Contingent Liability of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Independent Engineer” means such qualified and experienced engineer and/or any replacement or successor engineer as reasonably selected by the holder of the Note.

“INHAM Exemption” is defined in Section 6.2(e).

“Initial Certificate Holder” means John Hancock Life Insurance Company (U.S.A.) as the initial holder of the Series A Certificates and as the initial holder of the Series B Certificates.

“Institutional Investor” means (a) the original purchaser of the Note, (b) any holder of the Note holding more than 5% of the aggregate principal amount of the Note then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any registered investment company, any insurance company, any registered broker or dealer, or any other similar financial institution or entity, regardless of legal form.

“Insurance Advisor” means Moore-McNeil, LLC.

“Intellectual Property” means all patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof, of the Issuer.

“Intercompany Note” means the demand promissory note, dated August 29, 2009, evidencing an inter-company loan from HoldCo to the Issuer in an initial principal amount of $180,000,000.

“Investment” means, relative to any Person,

(a)	any loan or advance made by such Person to any other Person (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business);

(b)	any Contingent Liability (other than a Contingent Liability incurred by an Issuer with respect to the liabilities of any other Issuer) of such Person incurred in connection with loans or advances described in clause (a); or

(c)	any equity ownership or similar interest held by such Person in any other Person.

The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

“Issuer” is defined in the recitals.

“Knowledge” means, with respect to the Issuer, the actual knowledge of any Responsible Officer or any knowledge which should have been obtained by any of the Responsible Officer upon reasonable investigation and due inquiry consistent with such investigation and inquiry as prudent management would make in the course of operating a similar business.

“Lead Lender” means John Hancock Life Insurance Company (U.S.A.) and any successor(s) thereto.

“Leases” means those leases described in Part 2 of Exhibit A to the Security Agreement.

“Letter of Credit Bank” shall mean Bank of the West and its successors, or any other issuing bank so long as such bank has a rating, or a long-term unsecured debt rating, of not lower than “AA” by either Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., or Moody’s Investors Service, Inc.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Loan Documents” means the Note Purchase Agreement, the Note, the Security Agreement, the Pledge Agreement, the Deed of Trust, the DOE Guarantee and the Consents and any replacements therefor.

“Major Maintenance Reserve Account” shall have the meaning ascribed thereto in the Security Agreement.

“Major Maintenance Reserve Available Amount” shall have the meaning ascribed thereto in the Security Agreement.

“Major Maintenance Reserve Minimum Amount” shall have the meaning ascribed thereto in the Security Agreement.

“Major Project Documents” means the Power Purchase Agreement, Leases, the Easements, the Unit Agreement and any and all other agreements or permits creating any right or interest of the Issuer in the Project Land or the Issuer’s water rights, the Cotenancy Agreement and the Interconnection Agreement

“Major Project Participant” means the Issuer, the Project Operator, the Cotenancy Manager and the Power Purchaser.

“Make Whole Amount” is defined in Section 8.8.

“Maintenance Fee” is defined in Section 8.9.

“Master Servicer” means Midland Loan Services, Inc. and any replacement therefor, as provided in writing by DOE to each of the Administrative Agent and the Issuer.

“Master Servicer Letter” is defined in Section 4.35.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Issuer.

“Material Adverse Effect” means, as of any date of determination, a material and adverse effect on: (i) the construction, operation or performance of the Project, (ii) the ability of the Issuer to observe and perform any of its material obligations in a timely manner under any Operative Document to which it is a party; (iii) the business, operations, condition (financial or otherwise) or property of the Issuer; (iv) the validity or enforceability of any material provision of any Operative Document, other than a Project Document that is not a Major Project Document and that will be replaced by a Replacement Contract pursuant to the terms of the Loan Documents; (v) any material right or remedy of DOE, the Required Senior Creditors, the Security Trustee or the Noteholder Trustee; or (vi) the security or Lien of the Secured Parties on any of the Collateral under any Security Document.

“Material Vendor” means, with respect to the Project, each person providing significant equipment, materials or services relating to the Project.

“Modified Make Whole Amount” is defined in Section 8.8.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC Annual Statement” is defined in Section 6.2(a).

“NGP” means Nevada Geothermal Power, Inc., the ultimate parent company of the Issuer and HoldCo.

“NGP Letter Agreement” is defined in Section 4.31.

“Note” is defined in Section 1.

“Noteholder Trustee” means Wilmington Trust Company and any successor thereto as trustee under the Trust Agreement.

“Obligations” has the meaning ascribed thereto in the Security Agreement.

“Obligor” means the Issuer.

“Officer’s Certificate” means, with respect to the Issuer, a certificate of a Senior Financial Officer or of any other officer of the Issuer whose responsibilities extend to the subject matter of such certificate.

“OMB” is defined in Section 4.35.

“Operating Budget” means the budget setting forth the Operating Expenses for the Project.

“Operating Expenses” has the meaning ascribed thereto in the Security Agreement.

“Operative Documents” means, individually or collectively, the Project Documents and the Loan Documents.

“Organic Document” means, relative to the Issuer, its certificate of formation, limited liability company agreement, or any similar instrument, and voting trusts and similar arrangements applicable to any of its membership interests.

“Owned” means, with respect to any private company, any equity ownership, and with respect to any public company, 5% of the voting securities.

“Participating Area” is defined in Section 9.11(b).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Pension Plan” means a “pension plan,” as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA, and to which the Issuer or any corporation, trade or business that is, along with the Issuer, an ERISA Affiliate, may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Permit” means any action, approval, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from a Governmental Authority, including any modification or renewal of the foregoing.

“Permitted Liens” means, with respect to the Issuer or the Project, (i) Liens for taxes not yet subject to penalties for non-payment and Liens for taxes the payment of which is being contested as permitted by Section 9.5; (ii) Liens resulting from any money judgments, writs or warrants of attachment to the extent such Liens do not constitute Events of Default pursuant to Section 5.01 of the Security Agreement; (iii) Liens securing the Issuer’s obligations under any Loan Document; (iv) pledges or deposits by such Person under unemployment insurance laws, social security laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness of such Person), or leases to which such Person is a party or deposits to secure public or statutory obligations of such Person or deposits of cash to secure surety, appeal, performance or other similar bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent; (v) Liens imposed by law, including carriers’, warehousemen’s, materialmen’s and mechanics’ Liens which are incurred in the ordinary course of business for sums not more than thirty (30) days delinquent or which are being contested in good faith (provided, that a statutory bond, reserve or other appropriate provision shall have been made therefor and the Issuer and Project are in compliance with all provisions of the Project Documents to which they are parties); (vi) purchase money Liens of a vendor of equipment (or its lender or financier and their successors, assigns and/or replacements) and Liens arising from capital leases of vehicles and office, testing and construction equipment existing on the Closing Date as set forth on Schedule 5.15 and with respect to any of such items which are newly acquired, which Liens shall not exceed $50,000 individually and $250,000 in the aggregate; (vii) rights of other parties (including mortgagees) with respect to Project Land that is the subject of a subordination non-disturbance and attornment agreement protecting the rights of the Issuer to such Land; (viii) rights of other parties under the Project Documents or included as exceptions on the Title Policies existing as of the date of this Agreement, or as acceptable to the Required Senior Creditors in their sole discretion, if hereafter coming into existence; (ix) Liens granted in connection with or relating to the PPA Credit Support; and (x) Liens securing the Intercompany Note and the TCW Note, which Liens shall be released on the Closing Date.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Issuer or any ERISA Affiliate thereof or with respect to which the Issuer or any ERISA Affiliate thereof may have any liability.

“Pledge Agreement” is defined in Section 1.

“Power Purchase Agreement” or “PPA” means the Long-Term Firm Portfolio Energy Credit and Renewable Power Purchase Agreement, dated as of August 18, 2006, between the Power Purchaser and Nevada Geothermal Power Company, as amended by the First Amendment to Long-Term Firm Portfolio Energy Credit and Renewable power Purchase Agreement, dated as of November 3, 2008, between the Power Purchaser and the Issuer.

“Power Purchaser” means NV Energy (f/k/a Nevada Power Company) and any successor thereto under the Power Purchase Agreement.

“PPA Commercial Operation Date” means the date on which Commercial Operation, as defined in the PPA, has occurred, as certified by the Issuer and the Independent Engineer.

“PPA Credit Support” is defined in Section 4.36.

“PPA Letter of Credit” means one or more letters of credit issued by Bank of the West in favor of the Power Purchaser on behalf of the Issuer as required under the Power Purchase Agreement, including without limitation that certain letter of credit No. MB60513201 issued on November 20, 2008 by Bank of the West in favor of the Power Purchaser on behalf of Issuer and any replacement therefor.

“Pro Forma Projections” means the pro forma cash flow projections set forth in Exhibit G.

“Program Requirements” is defined in Section 5.35.

“Prohibited Person” means a person or entity (i) with whom the Purchaser or Nevada Geothermal Power Company is prohibited from dealing or otherwise engaging in any transaction by any law relating to terrorism, anti-terrorism, money-laundering or anti-money laundering activities; (ii) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf or at any replacement website or other official publication of such list, or (iii) that is presently debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded from covered transactions by any Federal department or agency.

“Project” means the Project identified in Part 1 of Exhibit A to the Security Agreement.

“Project Distributions” means all distributable cash, property or other value resulting from the Project.

“Project Documents” means the agreements, instruments and documents listed in Schedule 5.22 and all other agreements now existing or hereafter entered into relating to the construction, acquisition, installation, maintenance or operation of, the sale or other disposition of any product produced or service provided by, power or any other Material product or service to, or the removal of any waste product from, the Project, in each case as amended, modified, supplemented or restated from time to time in accordance with the Loan Documents.

“Project Land” means the land on which the Project (including any Transmission Facilities owned by the Issuer) is located, all of which is the real property described in each Deed of Trust (by reference to recorded instrument or otherwise).

“Project Operator” means Nevada Geothermal Operating Company LLC and its successors and permitted assigns.

“Prudent Engineering and Operating Practices” means, with respect to the Project, the practices, methods and acts engaged in or approved by the electric industry that, at a particular time for an electric generating facility of similar design and construction as the Project, in the exercise of reasonable judgment at the time a decision was made, would have been expected to accomplish the desired result in a timely manner consistent with law, regulation, reliability, safety, environmental protection and economy. With respect to the Project, Prudent Engineering and Operating Practices include but are not limited to taking reasonable steps to ensure that:

(1)	adequate materials, resources and supplies, including spare parts, are available to meet the Project’s needs under normal conditions;

(2)	sufficient operating personnel are available and are adequately experienced and trained to operate the Project properly and efficiently and are capable of responding to emergency conditions;

(3)	preventative, routine and non-routine maintenance and repairs are performed on a basis that ensures reliable long-term and safe operation, and are performed by knowledgeable, trained and experienced personnel utilizing proper equipment and tools;

(4)	appropriate monitoring and testing is done to ensure equipment is functioning as designed and to provide assurance that equipment shall function properly under both normal and emergency conditions;

(5)	equipment is not operated in a reckless manner, or in a manner unsafe to workers, the general public or the environment or without regard to defined limitations such as operating voltage, current, frequency, rotational speed, polarity, synchronization and control system limits; and

(6)	the Project is operated in accordance with manufacturer’s warranties and any applicable provisions of the insurance policies for the Project.

“PTE” is defined in Section 6.2(a).

“PUHCA” means the Public Utility Holding Company Act of 2005, and all rules and regulations promulgated thereunder.

“QPAM Exemption” is defined in Section 6.2(d).

“Rate Protection Agreement” means any interest rate swap, cap, collar or similar arrangement designed to protect a Person against fluctuations in interest rates.

“Recovery Act” is defined in Section 1.

“Releases” means any “release” or “threatened release” as such terms are defined in CERCLA.

“Renewable Energy Act” means an act of the Nevada legislature relating to energy and requiring certain providers of electric service to comply with the portfolio standard for renewable energy, and providing for other matters relating thereto, codified as Nevada Revised Statutes, chapter 704, sections 7801 through 7828, as such Laws may be amended or superseded.

“Renewable Energy System” means a “renewable energy system” as defined in the Renewable Energy Act and the regulations promulgated thereunder, as such Laws may be amended or superseded.

“Required Holders” means, at any time, both (i) the holders of the Trust Certificates, or if no Trust Certificates are outstanding at the time, the holders of the Note(s), representing more than 50% of the outstanding Guaranteed Amount and (ii) the holders of the Trust Certificates, or if no Trust Certificates are outstanding at the time, the holders of the Note(s), representing more than 50% of the outstanding Unguaranteed Amount (exclusive of Notes or Trust Certificates then owned by the Issuer or any of its Affiliates).

“Required Senior Creditors” means (x) for so long as the DOE Guarantee remains in effect and the DOE has not defaulted under the DOE Guarantee, the holders of the Note(s) (or the holders of the Trust Certificates) and DOE acting according to the provisions of Section 22 and (y) if the DOE Guarantee is not in effect or if the DOE has defaulted on its obligations under the DOE Guarantee, the Required Holders and (z) the Administrative Agent to the extent applicable under Section 21.2.

“Reserve Account Letter of Credit” shall have the meaning ascribed thereto in the Security Agreement.

“Resource Analyst” means such qualified and experienced geothermal resource analyst and/or any replacement or successor engineer as reasonably selected by the holder of the Note.

“Resource Maintenance Debt Service Coverage Ratio” means the Debt Service Coverage as calculated in the Pro Forma Projections delivered on the Closing Date, adjusted solely to reflect the changes in the Project’s geothermal resource and any increased operating costs or capital expenditures relating to such changes.

“Resource Maintenance Reserve Account” shall have the meaning ascribed thereto in the Security Agreement.

“Resource Maintenance Reserve Minimum Amount” shall have the meaning ascribed thereto in the Security Agreement.

“Responsible Officer” means, with respect to the Issuer, the chief executive officer, any Senior Financial Officer or any other officer of the Issuer with responsibility for the administration of the relevant portion of this agreement, in its capacity as such.

“Revenue Account” shall have the meaning ascribed thereto in the Security Agreement.

“Section 1603” means Section 1603 of the American Recovery and Reinvestment Act of 2009 and any successor provisions thereof.

“Securities Act” means the Securities Act of 1933, as amended from time to time. “Security Agreement” is defined in Section 1.

“Security Documents” means the Security Agreement, the Deed of Trust and the Pledge Agreement and any replacements therefor.

“Security Trustee” is defined in Section 1.

“Senior Creditor Approval Process” is defined in Section 22.

“Senior Creditors” means the holders of the Note(s), the Certificate Holders and, for so long as the DOE Guarantee remains in effect, DOE.

“Series A Certificates” means the Series A Certificates issued pursuant to the Trust Agreement which shall receive the benefits of the DOE Guarantee.

“Series B Certificates” means the Series B Certificates issued pursuant to the Trust Agreement which shall not receive any benefits of the DOE Guarantee.

“Senior Financial Officer” means, with respect to the Issuer, the chief financial officer or principal accounting officer of the Issuer.

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership, limited liability company or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).

“TCW Agent” means TCW Asset Management Company, as administrative agent under the TCW NPA, together with its successors and assigns in such capacity and including any agent under any replacement facility.

“TCW Note Holders” means the note holders or lenders under the TCW NPA together with their successors and assigns and including any lenders or note holders under any replacement facility.

“TCW NPA” means the Amended and Restated Note Purchase Agreement, dated as of the date hereof, by and among HoldCo, TCW Agent and TCW Note Holders as further amended or otherwise modified from time to time and any refinancing or replacement thereof.

“TCW Note” means the note(s) issued under the TCW NPA.

“Title XVII” is defined in Section 1.

“Title Policy” means that certain ALTA loan policy of title insurance issued by First American Title Insurance Company on or about the Closing Date, together with all endorsements thereto, each acceptable in form and substance to the Purchaser and the Administrative Agent.

“Trade Indebtedness” means non-interest bearing trade accounts payable and accrued obligations incurred in the ordinary course of business.

“Transmission Facilities” means the single circuit 120kV interconnection line and associated facilities connecting the Project to the interconnection with Sierra Pacific Power Company.

“Treasury Guidance” means the Cash Grant program guidance titled “Payments for Specified Energy Property in Lieu of Tax Credits under the American Recovery and Reinvestment Act of 2009” as released by the U.S. Treasury Department, Office of the Fiscal Assistant Secretary dated July 2009, as such guidance may be amended, amended and restated, modified or supplemented from time to time and including any successor provisions thereof.

“Trust Agreement” means the NGP Blue Mountain I Noteholder Trust Trust Agreement dated as of the date hereof between the Initial Certificate Holder and Wilmington Trust Company, as trustee.

“Trust Certificates” means Series A Certificates and the Series B Certificates.

“Trustee Accounts” shall have the meaning ascribed thereto in the Security Agreement.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as from time to time in effect in the State of New York or, in the case of perfection of a security interest in a state other than the State of New York, the Uniform Commercial Code as from time to time in effect in each such other State.

“Unguaranteed Amount” means the portion of the Note(s) or interest therein that is not guaranteed by DOE, which amount shall be equal to the total amount of the Obligations minus the Guaranteed Amount.

“Unit Agreement” means the Unit Agreement for the Development and Operation of the Blue Mountain Area County of Humboldt, State of Nevada between Nevada Geothermal Power Company and the Bureau of Land Management effective June 1, 2006.

“Water Rights” means all water, water courses, water rights and powers of Issuer (or held by Issuer), including without limitation those arising under or created by the permits and certificates listed on Exhibit D of the Deed of Trust.

“Water Rights Engineer” means such qualified and experienced water rights engineer and/or any replacement or successor engineer as reasonably selected by the Purchaser.

SCHEDULE C

DEPARTMENT OF LABOR WAGE DETERMINATION

Decision Number: NV100033 07/30/2010 NV33

Superseded General Decision Number: NV20080033 State: Nevada Construction Type: Heavy

Counties: Humboldt, Lander, Mineral and Pershing Counties in Nevada.

HEAVY CONSTRUCTION PROJECTS (including sewer/water construction).

Modification Number	Publication Date
0	03/12/2010
1	03/19/2010
2	07/30/2010

CARP0971-007 07/01/2009

	Rates	Fringes

CARPENTER
Including Form Work	$27.54	10.76

ZONE PAY:

ZONE 1: All work within 50 road miles of either Carson City Courthouse or Washoe County Courthouse shall be considered a Free Zone.

ZONE 2: All work within 50 to 150 road miles of the Washoe County Courthouse shall receive $3.00 additional per hour.

ZONE 3: All work within 150 to 300 road miles of the Washoe County Courthouse shall receive $4.00 additional per hour.

ZONE 4: Any work performed in excess of 300 road miles of the Washoe County Courthouse shall receive $5.00 additional per hour.

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* ENGI0003-028 07/01/2010

	Rates	Fringes
OPERATOR: Power Equipment
(02) Bulldozer	$31.85	16.74
(11) Backhoe	$32.95	16.74

ZONE PAY:

Zone 1: All work within 50 road miles of Carson City Courthouse of Washoe County Courthouse shall be considered a Free Zone.

Zone 2: All work 50 to 150 road miles from Washoe County Courthouse shall receive $2.00 additional per hour.

Zone 3: All work 150 to 300 road miles from Washoe County Courthouse shall receive $3.00 additional per hour.

Zone 4: All work over 300 road miles from Washoe County Courthouse shall receive $4.00 additional per hour.

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IRON0118-003 07/01/2009

	Rates	Fringes

IRONWORKER, REINFORCING	$33.00	23.71
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LABO0169-016 10/01/2009

	Rates	Fringes

LABORER
(3) Concrete Vibrator, Mason Tender-Cement/Concrete	$22.65	8.42
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PAIN0567-012 07/01/2007

	Rates	Fringes

PAINTER	$23.44	7.80
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SUNV2007-031 09/19/2007

	Rates	Fringes
CEMENT MASON/CONCRETE FINISHER	$17.02	7.10

ELECTRICIAN	$24.18	6.67

LABORER: Common or General	$23.70	1.25

LABORER: Pipelayer	$19.41	3.93

OPERATOR: Loader	$26.49	4.83

OPERATOR: Mechanic	$28.13	1.25

OPERATOR: Oiler	$26.28	1.25

OPERATOR: Roller, Base (Ride Along)	$29.10	1.25

OPERATOR: Scraper	$28.53	1.25

PLUMBER	$26.15	5.75

TRUCK DRIVER: Water Truck	$22.08	6.24
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TEAM0533-004 12/01/2007
	Rates	Fringes
TRUCK DRIVER: Dump Truck
(See Preium Rate Below)
Base Rate	$21.83	11.94
TRUCK DRIVER: Flatbed Truck	$20.15	11.94

PREMIUM RATES FOR DUMP TRUCKS (Add to Basic Hourly Rate)
Under 4 yards: Base Rate
4 yd & under 8 yd:	$0.22
8 yd & under 18 yd:	$0.43
18 yd & under 25 yd:	$0.60
25 yd & under 60 yd:	$1.02
60 yd & under 75 yd:	$2.46
75 yd & under 100 yd:	$3.20
100 yd & under 150 yd:	$3.88
150 yd & under 250 yd:	$5.88
250 yd & under 350 yd:	$8.88
350 yd & over:	$10.88

ZONE PAY:

ZONE 1: All work within 50 road miles of either Carson City Courthouse or Washoe County Courthouse shall be considered a Free Zone.

ZONE 2: All work 50 to 150 road miles from the Washoe County Courthouse shall receive $2.00 additional per hour.

ZONE 3: All work 150 to 300 road miles from the Washoe County Courthouse shall receive $3.00 additional per hour.

ZONE 4: Any work performed more than 300 road miles from the Washoe County Courthouse shall receive $4.00 additional per hour.

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WELDERS - Receive rate prescribed for craft performing operation to which welding is incidental.

========================================================

Unlisted classifications needed for work not included within the scope of the classifications listed may be added after award only as provided in the labor standards contract clauses (29 CFR 5.5(a)(1)(ii)).

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In the listing above, the "SU" designation means that rates listed under the identifier do not reflect collectively bargained wage and fringe benefit rates. Other designations indicate unions whose rates have been determined to be prevailing.

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WAGE DETERMINATION APPEALS PROCESS

1.) Has there been an initial decision in he matter? This can be:

* an existing published wage determination
* a survey underlying a wage determination
* a Wage and Hour Division letter setting forth a position on a wage determination matter
* a conformance (additional classification and rate) ruling

On survey related matters, initial contact, including requests for summaries of surveys, should be with the Wage and Hour Regional Office for the area in which the survey was conducted because those Regional Offices have responsibility for the Davis-Bacon survey program. If the response from this initial contact is not satisfactory, then the process described in 2.) and 3.) should be followed.

With regard to any other matter not yet ripe for the formal process described here, initial contact should be with the Branch of Construction Wage Determinations. Write to:

Branch of Construction Wage Determinations
Wage and Hour Division
U.S. Department of Labor
200 Constitution Avenue, N.W.
Washington, DC 20210

2.) If the answer to the question in 1.) is yes, then an interested party (those affected by the action) can request review and reconsideration from the Wage and Hour Administrator (See 29 CFR Part 1.8 and 29 CFR Part 7). Write to:

Wage and Hour Administrator
U.S. Department of Labor
200 Constitution Avenue, N.W.
Washington, DC 20210

The request should be accompanied by a full statement of the interested party's position and by any information (wage payment data, project description, area practice material, etc.) that the requestor considers relevant to the issue.

3.) If the decision of the Administrator is not favorable, an interested party may appeal directly to the Administrative Review Board (formerly the Wage Appeals Board). Write to:

Administrative Review Board
U.S. Department of Labor
200 Constitution Avenue, N.W.
Washington, DC 20210

4.) All decisions by the Administrative Review Board are final.

END OF GENERAL DECISION